Exhibit 1.1

To:

XX Settembre Holding S.r.l.

Via Francesco Caracciolo no. 9

80122 Naples (Italy)

E-mail: langellaandrea@gmail.com

To the attention of the Director Mr. Andrea Langella

Via e-mail

Dublin, 10 January 2025

Re: SPA Amendment - Proposal

Dear Sirs,

Reference is made to the sale and purchase and investment agreement entered into on 31 December 2024 by and among XX Settembre Holding S.r.l. and Brera Holdings PLC (the “SPA”).

Unless otherwise defined, capitalized terms and expressions used herein shall have the meaning ascribed to them in the SPA.

Further to our recent discussions and understandings, we intend to acknowledge and agree that the document attached hereto as Annex 1 is the text of the restated and consolidated version of the SPA (the “Restated SPA”), that the Parties hereby exchange; starting from the date hereof, the Restated SPA replaces and supersedes the SPA in its entirety.

Articles 16 and 17 of the Restated SPA shall apply, mutatis mutandis, to this letter.

Sale and Purchase and Investment Agreement

between

XX Settembre Holding S.r.l.

(as Seller)

and

Brera Holdings PLC

(as Purchaser)

Contents

1.	Definitions and rules of construction		2
	1.1	Definitions	2
	1.2	Rules of construction and interpretation	10

2.	Sale and purchase of the Quota and investment in the Company		12
	2.1	General terms	12
	2.2	Sale and purchase of the Quota	12
	2.3	Investment in the Company	14

3.	Purchase Price and Payments		15
	3.1	Purchase Price	15
	3.2	Payments of the Purchase Price	16
	3.3	Earn-Outs	16
	3.4	Methods of payment	17

4.	First Closing		17
	4.1	Place and date of the First Closing	17
	4.2	Actions and Deliveries at the First Closing	17
	4.3	No novation; one and single Transaction	19
	4.4	Shareholding structure following completion of the First Closing	20

5.	Interim management after the First Closing		20
	5.1	Undertakings of the Seller	20
	5.2	Exchange of information	21
	5.3	Calciomercato window activities	21

6.	Second Closing		21
	6.1	Place and date of the Second Closing	21
	6.2	Actions and Deliveries at the Second Closing	22
	6.3	Shareholding structure following completion of the Second Closing	23

7.	Conditions precedent to Third Closing		23
	7.1	Conditions Precedent	23
	7.2	Undertakings of the Parties	24
	7.3	Long Stop Date - Termination	25

8.	Pre-Third Closing undertakings		26

9.	Third Closing		30
	9.1	Place and date of the Third Closing	30
	9.2	Actions and Deliveries at the Third Closing	30
	9.3	Shareholding structure following completion of the Third Closing	31

i

10.	Final Closing		32
	10.1	Place and date of the Final Closing	32
	10.2	Actions and Deliveries at the Final Closing	32
	10.3	Shareholding structure following completion of the Third Closing	34

11.	Representations and Warranties of the Seller		34
	11.1	General provisions	34

12.	Indemnification by the Seller		36
	12.1	General indemnity obligations of the Seller	36
	12.2	Exclusions	37
	12.3	Monetary Limitations	37
	12.4	Time Limitations	38
	12.5	Deductions	39
	12.6	Handling of Claims	39
	12.7	Handling of Third Party Claims	40
	12.8	Payment of the Indemnification Amount	42
	12.9	Right to Set-Off	43
	12.10	Interests	43
	12.11	Exclusive Remedy	43

13.	Representations and warranties of the Purchaser		44
	13.1	Organization and standing	44
	13.2	Authorization	44
	13.3	No brokers	44
	13.4	No other representations and warranties	44

14.	Confidentiality		45
	14.1	Confidential information	45
	14.2	Announcements	45

15.	Miscellaneous provisions		45
	15.1	Taxes and other expenses	45
	15.2	Survival	46
	15.3	Entire Agreement and changes in writing	46
	15.4	No waiver	46
	15.5	Severability	47
	15.6	Assignment – No third-party beneficiaries	47
	15.7	Annexes	47
	15.8	Further assurances	47
	15.9	Notices	47
	15.10	Language	48
	15.11	Severability	49

16.	Applicable Law		49

17.	Dispute Resolution		49
	17.1	Arbitration	49
	17.2	Exclusive Jurisdiction	49

ii

List of Annexes

Annex 1.1.41	List of Players
Annex 4.2.1(b)(iii)	Form of Director’s Resignation Letter
Annex 8.4.1	Shareholders’ Agreement Term Sheet
Annex 9.2.1(b)(ii)	Form of Statutory Auditor’s Resignation Letter
Annex 11.1	Representations and Warranties of the Seller

iii

Agreement

by and between

XX Settembre Holding S.r.l., a company organized and existing under the laws of Italy, having its registered office at Via Francesco Caracciolo no. 9, 80122 Naples (Italy) corporate capital of EUR 103,000.00 registered with the Companies’ Register of Naples un- der no. 09495031214, represented herein by Andrea Langella, duly authorized to execute this Agreement as sole administrator (“Seller”)

– on one side –

and

Brera Holdings PLC, a company organized and existing under the laws of Ireland, having its registered office at One Burlington Road no. 4, Dublin D04 C5Y6 (Ireland), registered with the Companies Registration Office of Ireland under no. 721923, represented herein by Daniel Joseph Mc Clory, duly authorized to execute this Agreement as director (“Purchaser”)

– on the other side –

(Seller and Purchaser are collectively referred to as “Parties” and, each of them, as a “Party”)

Whereas

A.	S.S. Juve Stabia S.r.l. is a limited liability company with a sole shareholder (società a responsabilità limitata con socio unico) organized and existing under the laws of Italy, having its registered office at Via Cosenza C/O Stadio R. Menti 283, 80053 Castellammare di Stabia (NA), Italy, registered with the Companies’ Register of Naples under no. 04246411211 VAT code no. 04246411211 (the “Company”), having an issued and fully paid-in corporate capital equal to EUR 20,000.00, entirely owned by the Seller.

B.	The Company owns and manages the Italian football club named Juve Stabia (the “Club”) and owns all the assets necessary to manage the Club. The Company obtained the national license (licenza nazionale) to compete with the Club in Serie B in the 2024/2025 football season in accordance with the “Sistema Licenze Nazionali 2024/2025” approved by FIGC (the “National License”).

C.	The Purchaser is a company duly incorporated under the laws of Ireland and its shares are listed on the Nasdaq under the ticker symbol “BREA.”. It operates in the sports multi club ownership sector with a focus on professional men’s football and women’s volleyball clubs.

D.	On November 30, 2024 the Purchaser submitted to the Seller a binding offer setting out certain main terms and conditions for the negotiation of the Transaction (as defined below) and, on the same date, the Seller accepted the binding offer.

E.	In furtherance of the above, the Parties intend to enter into this Agreement to set out the terms and conditions on which the Purchaser will invest in the Company as follows:

(a)	the Purchaser will purchase, on 4 different tranches, from the Seller, who in turn will sell, an interest in the Company, subject to the terms and conditions of this Agreement; and

(b)	the Purchaser will subscribe and fully pay-in, progressively, the First Share Capital Increase, the Second Share Capital Increase and the Final Share Capital Increase (as defined below);

the transactions contemplated under previous letter (a) and letter (b), collectively, “Transaction”), so that upon completion of the Transaction, the Purchaser will own in aggregate a shareholding interest that will reach up to 51.73% of the Company’s share capital (the “Quota”).

A.	Upon implementation of the Transaction, the Parties will enter into additional agreements governing the management of the Company.

Now, therefore, in consideration of the above Recitals, which are an integral and substantial part of this Agreement, the Parties, intending to be legally bound by means of this Agreement, covenant and agree as follows.

1.	Definitions and rules of construction

1.1	Definitions

In addition to the other terms defined elsewhere in this Agreement, for the purposes of same, the following terms and expressions have the meaning set forth below:

1.1.1	“2024 Financial Statements” means the audited financial statements of the Company as at June 30, 2024, as approved by the shareholders’ meeting of the Company and filed to the relevant Company’s Register.

1.1.2	“Accounting Principles” means, as in effect at the relevant time or for the relevant period, the Italian Civil Code provisions related to the preparation of the financial statements, as integrated and interpreted by the Italian accounting principles issued by Organismo Italiano di Contabilità (OIC), as adopted and applied consistently with the Company’s past practice in the preparation of the 2024 Financial Statements, the Reference Financial Statements and the financial statements as of the two preceding accounting periods and pursuant to the relevant provisions from FIGC, the NOIF and the relevant decisions by CO.VI.SO.C.

1.1.3	“Affiliates” means with respect to any Person, an individual, corporation, partnership, firm, association, unincorporated organization or other entity directly or indirectly controlling, controlled by or under common control with such Person, where “control” shall be interpreted in accordance with article 2359, paragraph 1, numbers 1) and 2), of the Italian Civil Code.

1.1.4	“Agreement” means this sale and purchase agreement and the Annexes attached to it.

1.1.5	“Authority” means any international, supranational, European, national, governmental body, department, unit, statutory or regulatory body or authority, court of competent jurisdiction, arbitration panel, central bank, agency, commission, board, bureau, stock exchange, self-regulatory organization, official exercising an executive, legislative, judicial, regulatory, administrative or other governmental function with jurisdiction over a Party, including, without limitation, Tax Authorities, FIGC, LNPB, CO.VI.SO.C., Nasdaq and Securities and Exchange Commission (“SEC”).

1.1.6	“BH Shares” means Class B Ordinary Shares listed on Nasdaq issued by the Purchaser under the ticker symbol “BREA.”, which shall be subject to the U.S. SEC’s affiliate and insider and Rule 144 provisions and will also be subject to a 12-month lock-up from date of issuance, as well as a leak-out term allowing up to 50% to be sold at the 12-month anniversary of issuance, and up to the remaining 50% to be sold at the 18-month anniversary of issuance. The Purchaser may reduce or waive such lock-up and leak-out provisions at its discretion.

1.1.7	“Business” means the business, including the management of the Club, conducted by the Company as presently conducted and as currently contemplated to be conducted.

1.1.8	“Business Day” means a day (other than Saturday, Sunday or public holiday) on which banks in Milan (Italy) are normally open for business.

1.1.9	“Closing” means any of the First Closing, the Second Closing, the Third Closing and the Final Closing, as the case may be.

1.1.10	“Closing Date” means any of the First Closing Date, the Second Closing Date, the Third Closing Date and the Final Closing, as the case may be.

1.1.11	“Contract” means any contract, agreement, indenture, note, bond, loan, lease, sublease, conditional sales contract, mortgage, license, sublicense, franchise agreement, obligation, promise, commitment or other binding arrangement.

1.1.12	“CO.VI.SO.C.”: means the Italian Commissione di vigilanza sulle società di calcio professionistiche.

1.1.13	“Deed of Transfer” means the deed of transfer (atto di cessione di quote) to be entered into between the Seller and the Purchaser before the Notary Public in a customary form to complete the sale and transfer of the First Stake, the Second Stake, the Third Stake and the Final Stake, as the case may be, in favor of the Purchaser, only for the purposes of article 2470 of the Italian Civil Code.

1.1.14	“Encumbrance” means, as the context may require, any mortgage, pledge, privilege (including privilegio generale and privilegio speciale), lien, chattel mortgage, conditional sale with or without title retention, seizure (sequestro), attachment (pignoramento), enrolment, usufruct, easement, adverse possession, voting agreement, option, pre-emption right, right of first offer, right of first refusal or other third party right or interest of any kind having similar effect, whether voluntarily incurred or arising by operation of Law.

1.1.15	“Exchange Rate” means the exchange rate of US$1.04 per EUR 1.00.

1.1.16	“FIGC”: means the Federazione Italiana Giuoco Calcio, i.e. the Italian Football Federation.

1.1.17	“Final BH Shares Price” means a price per share equal to the volume-weighted average price (VWAP) of the Nasdaq-listed shares, calculated over the 15 trading days immediately preceding the 2nd Business Day preceding the Final Closing Date.

1.1.18	“Final Closing” means the sale and purchase of the Final Stake, the resolution of the Final Share Capital Increase, the subscription and payment of the Final Share Capital Increase and, in general, the execution and exchange of all documents and agreements and the performance and consummation of all obligations and transactions, respectively required to be executed, exchanged, performed and/or consummated on the Final Closing Date pursuant to this Agreement.

1.1.19	“Final Closing Date” means (i) 31 March 2025; or (ii) any other date agreed in writing by the Parties.

1.1.20	“Final Share Capital Increase” means an indivisible share capital increase (aumento di capitale a pagamento inscindibile), for an aggregate amount of EUR 1,500,000.00, of which EUR 3,000.00 to share capital and EUR 1,497,000.00 to share premium (sovrapprezzo).

1.1.21	“Final Stake” means a quota of the Company’s share capital with a nominal value equal to EUR 2,000.00.

1.1.22	“First BH Shares Price” means a price per share equal to US$0.65.

1.1.23	“First Share Capital Increase” means an indivisible share capital increase (aumento di capitale a pagamento inscindibile), for an aggregate amount of EUR 1,500,000.00, of which EUR 3,000.00 to share capital and EUR 1,497,000.00 to share premium (sovrapprezzo).

1.1.24	“First Closing” means the sale and purchase of the First Stake, the resolution of the First Share Capital Increase, the subscription and payment of the First Share Capital Increase and, in general, the execution and exchange of all documents and agreements and the performance and consummation of all obligations and transactions, respectively required to be executed, exchanged, performed and/or consummated on the First Closing Date pursuant to this Agreement.

1.1.25	“First Closing Date” means the date of execution of this Agreement.

1.1.26	“First Stake” means a quota representing 10% of the Company’s share capital (i.e. EUR 2,000.00).

1.1.27	“Fundamental Representations and Warranties” means the Representations and Warranties of the Seller set out under Sections 2.1 (organization and standing), 2.2 (authorization), 2.3 (no conflict), 2.4 (ownership), 3.1 (by-laws and capitalization), 3.2 (financial statement) and 3.8 (taxes) of Annex 11.1.

1.1.28	“Intellectual Property Rights” means all intellectual property and industrial property rights existing anywhere in the world, including any related rights (diritti connessi), applications to register such rights, anywhere in the world, for the full period of protection and any renewals, revivals, reversions, extensions, continuations, divisions and re-issuances, including all rights associated with: (i) patents and patent applications (utility models, industrial designs or design) and any continuations, divisionals, continuations-in-part, reissues or reexaminations and patents issuing thereon, (ii) trademarks, service marks, trade dress, logos, corporate names, trade names and Internet domain names, web addresses, web pages, websites and related content, accounts with social media companies (e.g. with Twitter, Instagram, Facebook, etc.) and the content found thereon and related thereto, and other source indicators, whether registered or unregistered, and all applications and registrations therefore, (iii) copyrights, copyrightable works (including contents), whether registered or unregistered, and registrations and applications therefor, works of authorship, moral rights, synchronization rights, publishing rights, performance rights, and rights in video/sound recordings, (iv) rights of publicity, (v) rights in trade secrets, know-how and other confidential and proprietary information, and (vi) all rights to bring claims for any infringement, misappropriation or violations thereof, owned or used by the Company.

1.1.29	“Interim Period” means the period between the First Closing Date and the Final Closing Date (both included).

1.1.30	“Italian Civil Code” means the Italian civil code, as approved by Royal Decree No. 262 of 16 March 1942, as subsequently amended, and supplemented.

1.1.31	“Law” means any international, supranational, European Union, national, federal, regional, provincial or local statute, law, ordinance, legislation, rule, directive, regulation, order, instrument, judgment, decree, injunction, arbitration award or other legally binding obligation imposed, together will all subordinate legislation, guidelines, recommendations or code of practices issued by an Authority and other legislative measures or decisions having the force of law, treaties, conventions and other agreements between states, or between states and the European Union or other supranational bodies, rules of common law, customary law and equity and all civil or other codes and all other laws (including, without limitations, any sportive law and regulations) of, or having effect in, any jurisdiction from time to time.

1.1.32	“LNPB” means the association comprising all the Serie B football clubs organizing the Serie B League championship (Lega Nazionale Professionisti Serie B).

1.1.33	“Long Stop Date” means 31 January 2025, which date may be extended, prior to the expiration thereof, by mutual written agreement of the Parties.

1.1.34	“Loss” means any liabilities, costs, penalties, expenses, loss or damages (including, but not limited to, reasonable attorney’s fees and all costs and expenses of litigation of any claim) that is the subject matter of the above liabilities, costs, penalties, expenses, loss or damages, including any loss of profit (mancato guadagno).

1.1.35	“Material Adverse Effect” means any fact, change, matter, condition, event or circumstance (or series of fact, changes, matters, conditions, events or circumstances) of any nature that has or is reasonably likely to have a materially adverse effect – currently or potential – on (i) the legality, validity or enforceability of this Agreement or the consummation of the Transaction; and/or (ii) the ability of the Seller to consummate the Transaction; and/or (iii) the Business, operations, assets, liabilities, conditions (financial or otherwise), results or prospects of the Company and the Club, including without limitation the Company and/or the Club (a) ceasing to be in good standing in Serie B and/or qualified to play in Serie B, and/or (b) being subject to any Proceeding to, contingently or otherwise, terminate or suspend the Club’s membership to Serie B and/or impose any sanction or penalty upon the Club and/or otherwise negatively adverse to the Company or the Club.

1.1.36	“Material Agreements” means (a) any Players’ Contract, the Stadium Contract and (b) any Contract (or group of related Contracts with the same party or its Affiliates) to which the Company is a party or by or to which any of their respective properties or assets is bound or subject, which (i) requires payments to be made by the Company in any twelve-month period in excess of EUR 100,000; (ii) provides for payments to be made by any client, customer or sponsor to the Company in any twelve-month period in excess of EUR 100,000; (iii) has a duration longer than 12 (twelve) months; (iv) requiring future capital expenditure obligations in excess of EUR 100,000; (v) regarding a contractual performance that is an obligation of the Company, or containing indemnities or penalty clauses in favor of third parties in excess of EUR 50,000; (c) any license or sublicense contract (I) under which the Company licenses to any third parties any Intellectual Property Rights and either received payments in excess of EUR 100,000 during the 12-month period ending on 30 June 2024, or which the Company anticipates will involve payments in excess of EUR 100,000 in the calendar year ending December 31, 2024 or (II) pursuant to which the Company licenses from any third parties any material Intellectual Property Rights; (d) any joint venture, partnership or other similar contract; (d) any Contract relating to indebtedness of the Company having an outstanding amount in excess of EUR 100,000 or any Contract under which the Company has advanced or loaned an amount in excess of EUR 100,000 to any Person (other than to the Company and trade credit in the Ordinary Course of Business consistent with past practice); (e) any Contract entered into in the past three (3) years involving any resolution or settlement of any actual or threatened Proceeding with a value of greater than EUR 100,000 or which imposes material continuing obligations on the Company; and (f) any Contract under which the Company has continuing material indemnification obligations to any Person, other than those entered into in the Ordinary Course of Business consistent with past practice.

1.1.37	“NOIF”: means the so-called Norme Organizzative Interne Federali issued by FIGC.

1.1.38	“Notary Public” means Mr. Guglielmo Siniscalchi.

1.1.39	“Ordinary Course of Business” means an action, decision, investment, or other initiative, taken by a Person that is consistent in nature, scope, magnitude and timing with the past and prudent practices of such Person and/or is taken in the ordinary course of the normal, day-to-day operations of such Person and of companies operating in the same industry (in each case, to the extent in compliance with Law);

1.1.40	“Person” means any natural person (persona fisica) or legal person (persona giuridica) (including any non-recognized legal person), including, but not limited to, any corporation (including any not-for-profit corporation), company (including any limited liability company or joint stock company), general or limited partnership, limited liability partnership, joint venture, estate, trust, firm, association, organization, investment fund, entity or Authority.

1.1.41	“Player” means any football player enrolled (tesserato) to play for the so called “prima squadra” of the Company for the football season 2024/2025. As at the First Closing Date, the Players are those listed in Annex 1.1.41.

1.1.42	“Players’ Contracts” means the Contracts between the Company and its Players and any coach of the so called “prima squadra”.

1.1.43	“Proceeding” means any action, arbitration, hearing, investigation, process, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Authority or other person, including any arbitrator.

1.1.44	“Reference Date” means 17 December 2024.

1.1.45	“Reference Financial Statements” means the financial statements of the Company as at the Reference Date, comprising the balance sheet, income statement, cash flows statement, management report and explanatory notes.

1.1.46	“Related Party” means a “related party” as this notion is defined in the accounting principle IAS 24 (Related Party Disclosures).

1.1.47	“Relevant Percentage” means with respect to any Loss incurred or suffered by the Company and indemnified directly to the Purchaser a percentage equal to the shareholding owned, from time to time, by the Purchaser in the Company.

1.1.48	“Second Closing” means the sale and purchase of the Second Stake, the resolution of the Second Share Capital Increase, the subscription and payment of the Second Share Capital Increase and, in general, the execution and exchange of all documents and agreements and the performance and consummation of all obligations and transactions, respectively required to be executed, exchanged, performed and/or consummated on the Second Closing Date pursuant to this Agreement.

1.1.49	“Second Closing Date” means 10 January 2025.

1.1.50	“Second Share Capital Increase” means an indivisible share capital increase (aumento di capitale a pagamento inscindibile), for an aggregate amount of EUR 1,500,000.00, of which EUR 3,000.00 to share capital and EUR 1,497,000.00 to share premium (sovrapprezzo).

1.1.51	“Second Stake” means a quota of the Company’s share capital with a nominal value equal to EUR 1,000.00.

1.1.52	“Stadium” means the stadium named “Romeo Menti” located in Via G. Cosenza, 283, 80053 Castellammare di Stabia (NA).

1.1.53	“Stadium Contract”: means the agreement currently in force between the Company and the Municipality of Castellammare di Stabia pursuant to which the Company is entitled to manage and use the Stadium and the related facilities.

1.1.54	“Tax” means all direct and indirect taxes, duties, fees, levies and charges, including corporate income tax and regional tax (IRES and IRAP), withholding tax, capital gains tax, transaction tax, transfer tax, inheritance tax, value added tax (VAT), capital duty, municipal tax on real property, substitute tax, registration tax, mortgage tax, cadastral tax, tax on exchanges, consumer tax, transfer tax, employment or wage tax (including social security, assistance contributions and insurance charge to any national social security or employee social security scheme), stamp duty, duties of customs and excise, all taxes, duties or charges replaced by or replacing any of them or their equivalent, or any other charge, duty or levy in the nature of taxation, whether payable now or hereafter and directly or by withholding (wherever imposed), together with all penalties, charges and interest imposed levied, collected, withheld or assessed by any Authority; the terms “fiscal”, “tax”, and “taxation” shall be construed accordingly.

1.1.55	“Tax Authority” means international, supra-national, national, state, regional, municipal or local government (including any subdivision, court, administrative, customs and tax agency or commission or other authority thereof) or any quasigovernmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, including the European Union and/or administrative Authority or body in charge of imposing, assessing, administrating or collecting any Tax.

1.1.56	“Third Closing” means the sale and purchase of the Third Stake and, in general, the execution and exchange of all documents and agreements and the performance and consummation of all obligations and transactions, respectively required to be executed, exchanged, performed and/or consummated on the Third Closing Date pursuant to this Agreement.

1.1.57	“Third Closing Date” means (i) 31 January 2025, or (ii) in case the virtual data room referred to in Paragraph 8.1.2(a) is not fully uploaded with all documents and information relevant for the purposes of carrying out the Due Diligence (as defined below) by 15 January 2025, 15 February 2025, or (iii) any other date to be agreed in writing by the Parties.

1.1.58	“Third Stake” means a quota of the Company’s share capital with a nominal value equal to EUR 1,000.00.

1.1.59	In addition to the above definitions, the following additional definitions are included in the body of the Agreement:

“Company” in Recital A, “Claim Disagreement Notice” in Paragraph 12.6.4, “Club” in Recital B, “Conditions Precedent” in Paragraph 7.1.1, “De Minimis” in Paragraph 12.3.1(a), “Direct Claim” in Paragraph 12.6.3(b), “Disclosure Letter” in Paragraph 8.3.1, “Due Diligence” in Paragraph 8.1.1, “Earn Outs” in Section 3.3.1, “First Stake Purchase Price” in Paragraph 3.1.1(a), “FIGC Clearance” in Paragraph 7.1.1(a), “Indemnification Amount” in Paragraph 12.1.1, “National License” in Recital B, “Notice of Claim” in Paragraph 12.6.2, “Notice of Settlement” in Paragraph 12.7.2(a), “Parties” in the Epigraph, “Play-Off Earn Out” in Paragraph 3.3.1(a), “Purchaser” in the Epigraph, “Purchase Price” in Paragraph 3.1.1(c), “Representations and Warranties of the Purchaser” in Article 13, “Representations and Warranties of the Seller” in Section 11.1, “Rules” in Section 17.1.1, “Second Stake Purchase Price” in Paragraph 3.1.1(b), “Seller” in the Epigraph, “Quota” in Recital E, “Serie A Earn Outs” in Paragraph 3.3.1(b), “Shareholders’ Agreement Term Sheet” in Paragraph 8.4.1,“Third Party Claim” in Paragraph 12.6.3(b), “Third Stake Purchase Price” in Paragraph 3.1.1(c), “Threshold” in Paragraph 12.3.1(b), “Transaction” in Recital E.

1.2	Rules of construction and interpretation

In this Agreement:

(a)	the definitions set forth or referred to in Section 1.1 shall apply equally to both the singular and plural form and to all genders;

(b)	the word “including”, or any variation means “including, without limitation” and must not be construed to limit any general statement to the specific or similar items or matters immediately following it;

(c)	the words “herein”, “hereof”, “hereto” and “hereunder” and words of similar import shall be construed to refer to this Agreement (including its Annexes) in its entirety and not to any part thereof, unless the context requires otherwise;

(d)	“or” is not exclusive;

(e)	any term in Italian following its English translation prevails over such translation;

(f)	any grammatical form or variant of a term defined in this Agreement shall be construed to have a meaning corresponding to the definition of the term so defined;

(g)	any reference to the masculine, feminine and neuter gender shall include each other gender and any reference to the singular shall be deemed to have the correspondent meaning in plural and vice versa, in each case unless the context otherwise requires;

(h)	except as otherwise expressly stated herein, all references herein to Articles, Sections, Paragraphs, Recitals and Annexes, which constitute an integral part of the Agreement, shall be deemed references to sections and recitals of, and annexes to, this Agreement;

(i)	the table of contents and the descriptive headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement;

(j)	any reference in this Agreement to a “day” or number of “days” (without the explicit qualification of Business Day) shall be interpreted as a reference to a calendar day or number of calendar days; any period of time shall be calculated in accordance with article 2963 (Computo dei termini di prescrizione) of the Italian Civil Code;

(k)	when calculating the period of days before which, by which, or following which any act is to be done or any step is to be taken pursuant to this Agreement, the day that is the reference date in calculating such period shall be excluded. Except as otherwise expressly provided, if the last day of such period is not a Business Day, the relevant period shall end on the next following Business Day;

(l)	the obligation of a Party to use its best endeavors/efforts to accomplish an objective shall be construed as an obbligazione di mezzi according to applicable law, and not as an absolute obligation to ensure that such objective is, in fact, achieved (i.e., as an obbligazione di risultato), and it does not entail the incurrence of liability on the part of that Party if the objective is not achieved for reasons other than the breach of its best endeavors obligation with respect thereto;

(m)	the expressions “shall cause” or “shall procure” and expressions of similar import and, in general, any reference to the obligation of a Party to cause that a certain event occurs or that a certain action is taken or is not taken by a Person that is not a Party, will be construed as a promise of a third party’s obligation or action (promessa dell’obbligazione o del fatto del terzo) in accordance with article 1381 of the Italian Civil Code; and

(n)	any payment shall be made in EUR. If any payment arises in any currency other than EUR, to determine the amount payable by either Party, the Parties agree that the relevant foreign currency amount shall be converted into EUR by using the Exchange Rate on the first Business Day before the date on which such payment shall be made.

2.	Sale and purchase of the Quota and investment in the Company

2.1	General terms

2.1.1	Without prejudice to any other specific obligations provided in this Agreement and subject to applicable Law, each Party undertakes to cooperate in good faith with the other Party in relation to any reasonable steps required to complete the Transaction as soon as practicable following the First Closing Date.

2.1.2	The sale and purchase of the First Stake, the Second Stake, the Third Stake and the Final Stake and the subscription and payment, respectively, of the First Share Capital Increase, the Second Share Capital Increase and the Final Share Capital Increase shall be regarded as part of a single and indivisible transaction, so that the Seller and the Purchaser shall not be deemed to have performed their respective obligations pursuant to Articles 4, 6, 9 and 10 unless and until (i) the Seller has sold to the Purchaser, and the Purchaser has purchased and paid from the Seller, the First Stake, the Second Stake, the Third Stake or the Final Stake, as the case may be, and (ii) the Purchaser has subscribed and paid in, respectively, the First Share Capital Increase, the Second Share Capital Increase or the Final Share Capital Increase, as the case may be.

2.2	Sale and purchase of the Quota

2.2.1	Subject to the terms and the conditions of this Agreement, the Seller sells and transfers to the Purchaser, including the satisfaction (or waiver, to the extent permitted) of the Conditions Precedent, and the Purchaser, relying on the Representations and Warranties of the Seller being true and correct as of the First Closing Date and as of the Final Closing Date, also for the purpose of the determination of the Purchase Price, purchases and acquires from the Seller, the Quota and all rights, titles and interests held by the Seller in the Quota, in accordance with the terms and conditions set out herein and free, exclusive and clear of any Encumbrances. In particular:

(a)	on the First Closing Date, the Purchaser will purchase from the Seller, who in turn will sell, the First Stake in consideration for the payment of the First Stake Purchase Price;

(b)	on the Second Closing Date, the Purchaser will purchase from the Seller, who in turn will sell, the Second Stake in consideration for the payment of the Second Stake Purchase Price;

(c)	on the Third Closing Date, the Purchaser will purchase from the Seller, who in turn will sell, the Third Stake in consideration for the payment of the Third Stake Purchase Price; and

(d)	on the Final Closing Date, the Purchaser will purchase from the Seller, who in turn will sell, the Final Stake in consideration for the payment of the Final Stake Purchase Price.

2.2.2	The Parties acknowledge and agree that the Purchaser has entered into this Agreement, and is interested in pursuing the Transaction, on the fundamental assumption that at each Closing and on each Closing Date the Purchaser will acquire an interest in the Company representing not less than the First Stake, the Second Stake, the Third Stake and the Final Stake, as the case may be; accordingly, the Quota is to be deemed, as between the Parties, as a single and indivisible asset, also for the purposes of article 1316 of the Italian Civil Code, and the Purchaser shall be under no obligation to proceed with each Closing and, in general, with the Transaction if (i) at the First Closing Date (before the approval of the First Share Capital Increase), the First Stake represents less than 10% of the corporate capital of the Company, (ii) at the Second Closing Date (before the approval of the Second Share Capital Increase), the Second Stake represents less than 4.34% of the corporate capital of the Company, (iii) at the Third Closing Date, the Third Stake represents less than 3.84% of the corporate capital of the Company, and (iv) at the Final Closing Date (before the approval of the Final Share Capital Increase), the Final Stake represents less than 7.69% of the corporate capital of the Company.

2.2.3	The transfer of ownership (piena ed esclusiva proprietà) and full title (legittimazione) to the First Stake, the Second Stake, the Third Stake and the Final Stake among the Seller and the Purchaser will be effective, respectively, as of the First Closing Date, the Second Closing Date, the Third Closing Date and the Final Closing Date with regular economic benefit (godimento regolare) as of such date. Any dividends or other distributions paid after each Closing Date, even if generated by operations occurred before each Closing Date, will be entirely for the benefit of the Purchaser.

2.3	Investment in the Company

2.3.1	Subject to the terms and the conditions of this Agreement, and subject to the completion of the transfer of the First Stake, the Second Stake, the Third Stake and the Final Stake, pursuant to Article 2481-bis of the Italian Civil Code,

(a)	the Seller shall cause the shareholders’ meeting of the Company to resolve, respectively, the First Share Capital Increase, the Second Share Capital Increase and the Final Share Capital Increase. In particular:

(i)	on and effective as of the First Closing Date, the Seller shall cause the shareholders’ meeting of the Company to resolve the First Share Capital Increase, with the exclusion of the right of subscription in favor of the Seller, to be fully subscribed and paid in by the Purchaser in 2 tranches as follows:

(1)	a first tranche, for an amount of EUR 1,000,000.00 which will be subscribed and fully paid in by the Purchaser by means of contribution in kind of BH Shares at First BH Shares Price, the number of which shall be calculated using the Exchange Rate; and

(2)	a second tranche, for an amount of EUR 500,000.00, which will be subscribed and fully paid in by the Purchaser by means of contribution in cash to the bank account indicated by the Company in due time;

(ii)	on and effective as of the Second Closing Date, the Seller shall cause the shareholders’ meeting of the Company to resolve the Second Share Capital Increase, with the exclusion of the right of subscription in favor of the Seller, to be fully subscribed and paid in by the Purchaser in 2 tranches as follows:

(1)	a first tranche, for an amount of EUR 1,000,000.00 which will be subscribed and fully paid in by the Purchaser by means of contribution in kind of no. 1,600,000 BH Shares; and

(2)	a second tranche, for an amount of EUR 500,000.00, which will be subscribed and fully paid in by the Purchaser by means of contribution in cash to the bank account indicated by the Company in due time;

(iii)	on and effective as of the Final Closing Date, the Seller shall cause the shareholders’ meeting of the Company to resolve the Final Share Capital Increase, with the exclusion of the right of subscription in favor of the Seller, to be fully subscribed and paid in by the Purchaser by means of contribution in cash to the bank account indicated by the Company in due time.

(b)	the Purchaser shall subscribe and fully pay-in:

(i)	the first and the second tranche of the First Share Capital Increase, respectively, in full and in the same context as at the First Closing Date in accordance with the provisions under Paragraph 2.3.1(a)(i);

(ii)	the first and the second tranche of the Second Share Capital Increase respectively, in full and in the same context as at the Second Closing Date in accordance with the provisions under Paragraph 2.3.1(a)(ii); and

(iii)	the Final Share Capital Increase as at the Final Closing, in accordance with the provisions under Paragraph 2.3.1(a)(iii).

3.	Purchase Price and Payments

3.1	Purchase Price

3.1.1	As consideration for the sale and purchase of the Quota from the Seller and upon satisfaction (or waiver) of the Conditions Precedent, the Purchaser shall pay to the Seller, a purchase price equal to:

(a)	EUR 1,000,000.00 as consideration for the First Stake (the “First Stake Purchase Price”);

(b)	EUR 500,000.00 as consideration for the Second Stake (the “Second Stake Purchase Price”);

(c)	EUR 500,000.00 as consideration for the Third Stake (the “Third Stake Purchase Price”); and

(d)	EUR 1,000,000.00 as consideration for the Final Stake (the “Final Stake Purchase Price” and, together with the First Stake Purchase Price, the Second Stake Purchase Price and the Third Stake Purchase Price, the “Purchase Price”).

3.1.2	The Seller acknowledges and accepts that the Purchase Price has been agreed and accepted by the Purchaser in reliance of the accuracy and truthfulness of the Representations and Warranties of the Seller and the Reference Financial Statements being in compliance with the Law and Accounting Principles.

3.1.3	The Parties acknowledge and agree that the Purchase Price shall not be subject to any other adjustment, amendment or revision.

3.1.4	No interest, accruals or any other similar amount shall be due by the Purchaser to the Seller for the purchase of the Quota.

3.2	Payments of the Purchase Price

The Purchaser shall pay to the Seller:

(a)	on the First Closing Date, the First Stake Purchase Price by means of BH Shares at the First BH Shares Price, the number of which shall be calculated using the Exchange Rate;

(b)	on the Second Closing Date, the Second Stake Purchase Price by means of no. 800,000 BH Shares;

(c)	on the Third Closing Date, the Third Stake Purchase Price in cash; and

(d)	on the Final Closing Date, the Final Stake Purchase Price, of which (i) EUR 500,000.00 to be paid in cash and (ii) EUR 500,000.00 to be paid in BH Shares at Final BH Shares Price, the number of which shall be calculated using the Exchange Rate.

3.3	Earn-Outs

3.3.1	Upon and subject to completion of the Final Closing, in addition to the Purchase Price, the Purchaser shall pay to the Seller an amount of:

(a)	EUR 500,000.00 by means of BH Shares in the event the Club qualifies in the play-offs for the promotion to Serie A at the end of the football season 2024/2025 (the “Play-Off Earn Out”), it being understood that, for the sake of clarity, in the event that the play-offs are not played according to the applicable Law and regulations, the Play-Off Earn Out shall not be due; and

(b)	EUR 5,000,000.00 by means of BH Shares in the event of promotion of the Club to Serie A at the end of the football season 2024/2025 (the “Serie A Earn Out” and, together with the Play-Off Earn out, the “Earn-Outs”), it being understood that the price of the BH Shares for the payment of the EarnOuts shall be based on the volume-weighted average price (VWAP) of the Nasdaq-listed shares, calculated over the 15 trading days immediately preceding the payment of the relevant Earn-Out in accordance with Paragraph 3.3.3.

3.3.2	The Parties acknowledge and agree that:

(a)	the Play-Off Earn Out shall be paid within 30 Business Days from the date of the last match played by the Club in the play-offs for the promotion to Serie A at the end of the football season 2024/2025; and

(b)	the Serie A Earn Out shall be paid within 30 Business Days from the date of the issuance to the Club of the national license to participate in the Serie A for the football season 2025/2026.

3.3.3	The Seller acknowledges that the Earn-Outs are only a possible and subordinate consideration and, therefore, the Purchaser will be required to pay each EarnOut only if the corresponding indicated condition occurs.

3.4	Methods of payment

3.4.1	Unless otherwise expressly provided hereunder, any amounts due to the Seller shall be paid in cash, in immediately available funds by wire transfer to the bank account to be designated in writing by the Seller at least 7 Business Days prior to the date on which the payment is due.

3.4.2	Unless otherwise expressly provided hereunder, any amounts due to the Purchaser shall be paid in cash, in immediately available funds by wire transfer to the bank account to be designated by the Purchaser at least 7 Business Days prior to the date on which the payment is due.

4.	First Closing

4.1	Place and date of the First Closing

The First Closing shall take place at the offices of the Notary Public in Rome, Via Basento 52/d, before the Notary Public (or, if he is for any reason unavailable to attend the First Closing, such other notary public as will be designated by the Purchaser in due course), on the First Closing Date, starting from 9.30 (CET), or at such other time and place agreed in writing between the Parties.

4.2	Actions and Deliveries at the First Closing

4.2.1	At the First Closing, in addition to any other action to be taken and to any other instrument to be executed and/or delivered by any of the Parties pursuant to this Agreement, the Parties, simultaneously and in the same context except as otherwise expressly indicated, shall take the following actions and shall execute and/or deliver the following documents and instruments:

(a)	the Seller and the Purchaser, each within the limits of its competence, shall:

(i)	enter into the Deed of Transfer for the sale and purchase of the First Stake before the Notary Public only for the purposes of article 2470 of the Italian Civil Code;

(ii)	cause the Notary Public to timely file with the competent companies’ register the Deed of Transfer only for the purposes of article 2470 of the Italian Civil Code;

(b)	the Seller shall:

(i)	execute the forms and documents required to purchase the ownership of the BH Shares for the purposes of the payment of the First Stake Purchase Price;

(ii)	deliver to the Purchaser the receipt for payment (quietanza) of the First Stake Purchase Price;

(iii)	deliver, or cause to be delivered, to the Purchaser the original of the written resignation of the sole director of the Company in a form substantially in line with the one attached hereto as Annex 4.2.1(b)(iii) confirming that the resigning director (x) resigns from its office as of the First Closing Date at no cost for the Company, and (y) waives any claim for compensation, damages for termination, loss of office or otherwise vis-à-vis the Company, except for the compensation and reimbursement accrued and not yet paid as of the First Closing Date;

(iv)	procure that a shareholders’ meeting of the Company is validly held in plenary session for the purpose of, inter alia:

(1)	approving the First Share Capital Increase with the exclusion of the right of subscription in favor of the Seller, to be fully subscribed and paid in by the Purchaser in accordance with Section 2.3.1(a)(i);

(2)	acknowledging the sole director’s and sole statutory auditor’s resignation;

(3)	appointing a new board of directors consisting of 3 members, of which 2 members designated by the Seller and 1 member designated by the Purchaser, and providing for their compensation;

(4)	waiving the right of approval (diritto di gradimento) provided in its favor in the Company’s by-laws; and

(v)	execute and deliver, or cause to be executed and delivered, such documents or such instruments as may be necessary, under applicable Law, to the Seller to (1) transfer full and unencumbered rights, ownership, title and interests of the First Stake to the Purchaser and (2) properly effect the transactions contemplated in this Agreement.

(c)	the Purchaser shall:

(i)	pay to the Seller the First Stake Purchase Price;

(ii)	execute the forms and documents required to transfer to the Seller the ownership of the BH Shares for the purposes of the payment of the First Stake Purchase Price;

(iii)	subscribe and fully pay-in the First Share Capital Increase in accordance with Paragraph 2.3.1(a)(i); and

(iv)	execute and deliver, or cause to be executed and delivered, such other documents or such instruments as may be necessary, under applicable Law, to the Purchaser to (1) acquire full and unencumbered rights, ownership, title and interests of the First Stake from the Seller and (2) subscribe and fully pay-in the First Share Capital Increase and (3) properly effect the transactions contemplated in this Agreement, or comply with any applicable Law.

4.3	No novation; one and single Transaction

4.3.1	The Parties mutually acknowledge that the execution and performance of the actions and transactions set forth in Section 4.2 and any deed or document, which shall or may be executed or exchanged for the transfer of the First Stake, the subscription and payment of the First Share Capital Increase and for any other purpose under this Agreement shall not affect the effectiveness and validity of, nor will they amend or supersede, any of the provisions of this Agreement. Accordingly, the provisions contained in such implementing documents, including the Deed of Transfer, shall not be deemed to affect, amend, supersede or have any novative effect (effetto novativo), pursuant to article 1230 of the Italian Civil Code, on the provisions of this Agreement which shall always prevail over the former in any case of conflict and shall remain effective as stated herein also after the First Closing without any requirement for the Parties to reiterate or otherwise confirm their commitment or agreement with respect thereto.

4.3.2	Anything herein or in applicable Law to the contrary notwithstanding, all actions and transactions constituting the First Closing pursuant to Section 4.2 shall take place simultaneously (to the extent possible) and shall be regarded as one and a single transaction so that, unless waived in writing by the Party having the interest in the carrying out of the specific action or transaction, no action or transaction shall be deemed to have taken place unless and until all other actions and transactions constituting the First Closing have taken place as provided in this Agreement.

4.4	Shareholding structure following completion of the First Closing

As a result of the actions and transactions under Paragraph 4.2.1 and upon completion of the First Closing, the Company’s share capital will be held as follows:

(a)	the Seller will own a quota representing 78.26% of the Company’s share capital; and

(b)	the Purchaser will own a quota representing 21.74% of the Company’s share capital.

5.	Interim management after the First Closing

5.1	Undertakings of the Seller

5.1.1	Except as otherwise provided in this Agreement, during the Interim Period the Seller shall cause the Company to conduct the Business in its Ordinary Course of Business, with a view to preserving the goodwill thereof and without performing any action or transaction, entering into any agreement, or incurring any obligation, which may cause any of the Representations and Warranties of the Seller to become breached or misleading or becoming untrue or incorrect or may result in a Material Adverse Effect or which may be in any event inconsistent with the provisions of this Agreement.

5.1.2	Partially derogating to the foregoing, the Seller is entitled to take all actions and/or do such other things as, in its reasonable judgement, may be necessary or appropriate to take any urgent measures to protect the safety and security of any Person and/or the environment if and to the extent required by applicable Law, it being understood that the Seller shall in any event and to the extent possible inform the Purchaser in advance prior to taking any such actions and shall take into account any requests made by the Purchaser with respect thereto.

5.2	Exchange of information

During the Interim Period, to the extent permitted by Law, the Seller shall:

(a)	inform the Purchaser of any event or circumstance which may have a material impact on the Company and its Business and in any case of any event or circumstance which would result in any of the Representations and Warranties of the Seller being breached or misleading or becoming untrue or incorrect, provided that any such notification shall be for information purposes only and, accordingly, shall not exclude, limit or reduce, in any way, the liabilities and obligations of the Seller, nor the rights and remedies of the Purchaser under this Agreement or under any applicable law by virtue of, or in connection with, such events or circumstances;

(b)	provide the Purchaser or the Purchaser’s advisors, accountants, counsel and representatives such information relating to the Company and the conduct and operation of the Club as the Purchaser may reasonably request from time to time; and

(c)	procure that the Purchaser or the Purchaser’s advisors, accountants, counsel and representatives have reasonable access, during normal business hours and on advance notice to the Company, to Company’s premises, books, records, Contracts, documents, including technical and commercial auditing documents, and/or managers, in each case as the Purchaser may reasonably request to the Seller.

5.3	Calciomercato window activities

The Parties acknowledge that, as of the date hereof, the next calciomercato window is set to run from 2 January 2025 to 2 February 2025. Without prejudice to Section 5.1 , the Parties agree that any action or transaction in the Interim Period relating to any Player, football player (others than the Players), sports director (direttore sportivo) and any coach of the so-called “prima squadra” (including any trading activity or renewal or termination of existing Players’ Contracts), shall be carried out by Company’s management in compliance with the budget and guidelines that will be agreed between the Parties, provided that any action or transaction that is not contemplated in, or regulated in total or in part by, such guidelines shall require the prior written consent of the Purchaser.

6.	Second Closing

6.1	Place and date of the Second Closing

The Second Closing shall take place at the offices of the Notary Public in Rome, Via Basento 52/d, before the Notary Public (or, if he is for any reason unavailable to attend the Second Closing, such other notary public as will be designated by the Purchaser in due course), on the Second Closing Date, starting from 9.30 (CET), or at such other time and place agreed in writing between the Parties.

6.2	Actions and Deliveries at the Second Closing

6.2.1	At the Second Closing, in addition to any other action to be taken and to any other instrument to be executed and/or delivered by any of the Parties pursuant to this Agreement, the Parties, simultaneously and in the same context except as otherwise expressly indicated, shall take the following actions and shall execute and/or deliver the following documents and instruments:

(a)	the Seller and the Purchaser, each within the limits of its competence, shall:

(i)	enter into the Deed of Transfer for the sale and purchase of the Second Stake before the Notary Public only for the purposes of article 2470 of the Italian Civil Code; and

(ii)	cause the Notary Public to timely file with the competent companies’ register the Deed of Transfer only for the purposes of article 2470 of the Italian Civil Code; and

(iii)	procure that a shareholders’ meeting of the Company is validly held in plenary session for the purpose of approving the Second Share Capital Increase with the exclusion of the right of subscription in favor of the Seller, to be fully subscribed and paid in by the Purchaser in accordance with Section 2.3.1(a)(ii);

(b)	the Seller shall:

(i)	execute the forms and documents required to purchase the ownership of the BH Shares for the purposes of the payment of the Second Stake Purchase Price;

(ii)	execute and deliver, or cause to be executed and delivered, such documents or such instruments as may be necessary, under applicable Law, to the Seller to (1) transfer full and unencumbered rights, ownership, title and interests of the Second Stake to the Purchaser and (2) properly effect the transactions contemplated in this Agreement;

(c)	the Purchaser shall:

(i)	pay to the Seller the Second Stake Purchase Price;

(ii)	execute the forms and documents required to transfer to the Seller the ownership of the BH Shares for the purposes of the payment of the Second Stake Purchase Price;

(iii)	subscribe and fully pay-in the Second Share Capital Increase in accordance with Section 2.3.1(a)(ii);

(iv)	execute and deliver, or cause to be executed and delivered, such other documents or such instruments as may be necessary, under applicable Law, to the Purchaser to (1) acquire full and unencumbered rights, ownership, title and interests of the Second Stake from the Seller and (2) subscribe and fully pay-in the Second Share Capital Increase and (3) properly effect the transactions contemplated in this Agreement, or comply with any applicable Law.

6.2.2	Section 4.3 shall apply to the Second Closing mutatis mutandis.

6.3	Shareholding structure following completion of the Second Closing

6.3.1	As a result of the actions and transactions under Paragraph 9.2.1, upon completion of the Second Closing, the Company’s share capital will be held as follows:

(a)	the Seller will own a quota representing 65.39% of the Company’s share capital; and

(b)	the Purchaser will own a quota representing 34.61% of the Company’s share capital.

7.	Conditions precedent to Third Closing

7.1	Conditions Precedent

7.1.1	Pursuant to article 1353 of the Italian Civil Code, the obligations of the Parties to proceed with the Third Closing pursuant to this Agreement are subject to the occurrence (or the waiver in accordance with Paragraph 6.1.2) of the following events (each a “Condition Precedent” and, collectively, the “Conditions Precedent”), on or prior to the Long Stop Date:

(a)	the obtainment of the FIGC clearance for the Transaction by means of the approval of the Purchaser from the FIGC pursuant to article 20-bis of NOIF (“FIGC Clearance”);

(b)	all Players’ Contracts and the Stadium Contract shall be valid and in force;

(c)	no Material Adverse Effect having occurred; and

(d)	the Company having been managed in compliance with the provisions of Article 5.

7.1.2	It is understood that the Conditions Precedent set forth in:

(a)	Paragraph 7.1.1(a) has been agreed in the interest of both the Seller and the Purchaser and, as such, it may therefore be waived, even implicitly, in whole or in part, in agreement by the Seller and the Purchaser at any time; and

(b)	Paragraphs 7.1.1(b), 7.1.1(c), and 7.1.1(d) have been agreed in the exclusive interest of the Purchaser and each of them may therefore be waived, even implicitly, in whole or in part, by the Purchaser at any time, provided that the waiver to one or more of the Conditions Precedents shall not be construed as a waiver to any other Conditions Precedent and shall not prejudice (or be considered or construed as a waiver to) any other provisions of this Agreement (including, the obligations undertaken by the Seller hereunder, the Representations and Warranties of the Seller, the indemnification obligations assumed by the Seller in respect of any breach of the Representations and Warranties of the Seller or in respect of obligations for which the relevant Conditions Precedent has been waived).

7.1.3	Without prejudice to Paragraph 7.1.1, the Parties acknowledge and agree that the obligations of the Parties to proceed with the Final Closing pursuant to this Agreement is subject to the occurrence and completion of the Third Closing.

7.2	Undertakings of the Parties

7.2.1	The Parties, each as far as it is concerned:

(a)	shall use commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, and cooperate, fully with each other with respect to, all things necessary, proper or advisable (including, but not limited to, the performance of their respective undertakings and obligations concerning the satisfaction of the Conditions Precedent) to ensure that the Conditions Precedent are satisfied and secured and the Third Closing occurs as soon as possible after the Second Closing Date. In particular, with reference to the Condition Precedent under Paragraph 7.1.1(a), the Purchaser undertakes to promptly file the relevant document to the FIGC;

(b)	shall refrain from taking any action or entering into any Contract or arrangement which might reasonably be expected to affect the satisfaction of any Conditions Precedent;

(c)	shall notify the other Parties of any events, matters, occurrence or situations which shall or may prevent any of the Conditions Precedent from being satisfied (including the occurrence or failure to occur of any event fact or circumstance that cause or may cause any Representations and Warranties of the Seller to become untrue or incorrect), as soon as practicable after becoming aware of such occurrence or matter, it being understood that no such notification by the Seller shall cure any incorrectness, untruthfulness, breach or violation of any Representations and Warranties of the Seller or covenant contained herein or relieve the Seller of any obligations or liabilities under this Agreement or the Law;

(d)	upon becoming aware of the satisfaction of any of the Conditions Precedent, shall immediately and, in any case, no later than 1 Business Day from the day on which the Conditions Precedent has been satisfied, notify the other Party, in writing, of such satisfaction; and

(e)	shall promptly consult with the other Party and use their reasonable efforts to resolve any matters which may be reasonably expected to prevent or delay the satisfaction of any Conditions Precedent.

7.3	Long Stop Date - Termination

7.3.1	If any of the Conditions Precedent:

(a)	is not satisfied or, to the extent possible pursuant to this Agreement, waived within the Long Stop Date, the Seller and the Purchaser shall forthwith consult with each other for a period of 20 Business Days and shall use their reasonable efforts in order to overcome any obstacle to the satisfaction of the Condition Precedent, provided that nothing in this Agreement shall be construed as enforcing any Party to waive any of the Conditions Precedent or to agree any amendments to the terms and conditions of this Agreement, or of the agreements to be entered into pursuant to this Agreement; and

(b)	after the 20 Business Days period set out under Paragraph 7.3.1(a) remains incapable of satisfaction or not waived and the Seller and the Purchaser have not found any appropriate solution in accordance with the provisions of Paragraph 7.3.1(a), this Agreement shall automatically terminate and the Parties shall be released from all obligations hereunder except for:

(i)	any rights or obligations arising under Articles 14 (Confidentiality), 15 (Miscellaneous Provisions), 16 (Applicable Law) and 17 (Dispute Resolutions);

(ii)	any liability or obligation arising in connection with any previous breach of the Seller’s and the Purchaser’s undertakings under this Agreement; and

(iii)	any rights or obligations arising in connection with possible breaches that may have caused the failure to satisfy any Conditions Precedent and/or breaches under article 1358 of the Italian Civil Code.

8.	Pre-Third Closing undertakings

8.1	Due Diligence

8.1.1	As soon as possible following the First Closing Date, the Parties acknowledge and agree that the Purchaser will be entitled to perform – directly and/or through its advisors – thorough and unrestricted due diligence activities on all the technical, operational, business, environmental, tax, labour, intellectual property, accounting and legal aspects of the Company, its assets, liabilities, rights, obligations and Business (the “Due Diligence”).

8.1.2	The Seller shall, and shall cause the Company to, pass all resolutions, take all actions and do all other things as may be necessary or appropriate to allow the Purchaser and its advisors to carry out the Due Diligence in a timely fashion and in accordance with this Section 8.1. To this end, without limiting the generality of the foregoing, the Seller shall:

(a)	procure that the Company retrieves and makes available in a virtual data room within 30 January 2025 (as the Purchaser may instruct in its discretion from time to time): (i) all the documents and information which are relevant for the purposes of carrying out the Due Diligence; and (ii) upon the Purchaser’s request, any further information and documentation, that the Purchaser deems necessary and/or appropriate to complete the Due Diligence;

(b)	procure that the Company grants the Purchaser and its advisors full, unrestricted and continuing access to the Company and, in particular, to its Business, premises, assets, properties, records, books, files, contracts, correspondence and other documents, and to its directors, officers, managers, Employees, auditors and other advisors;

(c)	procure that the Company keeps the Purchaser and its advisors, auditors and attorneys constantly and adequately informed of their affairs and operations;

(d)	procure that the Company allows the Purchaser and its advisors, auditors and attorneys to engage (and assist them in engaging) in such discussions with the Company’s counterparties, agents and other advisors, auditors and attorneys, as the Purchaser and its advisors, auditors and attorneys may require; and

(e)	grants, and procures that its own advisors, the Company and its own advisors grant, the Purchaser and its advisors all other assistance they may reasonably require in order to investigate the matters contemplated by the Representations and Warranties of the Seller.

8.1.3	The Due Diligence shall continue without interruption for a period of 30 Business Days from the 3rd Business Day following the First Closing Date or, if later, from the date on which all documents and information are retrieved and made available to the Purchaser pursuant to Paragraph 8.1.2.

8.1.4	The Seller agrees and warrants that (i) no document or information that shall be delivered or otherwise made available in the context of the Due Diligence to the Purchaser will contain any untrue statement of a material fact or will omit, to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances in which such statements will be made, (ii) the Seller, the Company, and their directors, top officers or advisors will not omit, to state or disclose in writing to the Purchaser and its advisors all information concerning the Company or its Business, affairs or operations which, under normal business or financial practices, would be material or relevant in, or for the purpose of, entering into the Transaction contemplated by this Agreement.

8.1.5	The Company shall bear all costs and expenses incurred by it in connection, or for the purpose of complying, with the provisions of Section 8.1. All other costs and expenses relating to or arising from the Due Diligence shall be borne by and paid for by the Purchaser.

8.1.6	The Seller agrees and acknowledges that the punctual, exact and unconditional compliance by it, the Company, and each of them representatives, advisors, auditors and attorneys with the provisions and undertakings contemplated by Section 8.1. constitutes an essential and determining factor of the Purchaser’s consent to enter into this Agreement.

8.2	Right to terminate

8.2.1	The Purchaser, as its sole discretion, shall be entitled to withdraw from this Agreement, pursuant to, and for the effects of, article 1373 of the Italian Civil Code (diritto di recesso), if, as a result of the Due Diligence:

(a)	without prejudice to the provisions of Paragraph 11.1.3, the Company shows undisclosed liabilities in excess of EUR 250,000 compared to those shown in the Reference Financial Statements;

(b)	without prejudice to the provisions of Paragraph 11.1.3, the Company’s costs for the period between 1 July 2024 and 31 December 2024 exceed by more than EUR 100,000 those shown in the Reference Financial Statements, and/or the Company’s profits for the mentioned period are lower by more than EUR 100,000 compared to those shown in Reference Financial Statements;

(c)	the Company has violated or has otherwise not been compliant with, in the 5 years preceding the Closing, any applicable Law or regulation material to its Business;

(d)	the Company does not possess the permits, licenses and other approvals and authorizations that are necessary pursuant to any applicable Law in regard to the operation of its own Business;

(e)	without prejudice to the provisions of Paragraph 11.1.3, the Company is involved in any pending or threatened passive Proceeding, with a value in excess of EUR 150,000; and

(f)	it is determined that there is a breach of the following Representations and Warranties of the Seller: 2.1 (organization and standing), 2.2 (authorization), 2.3 (no conflict), 2.4 (ownership), 3.1 (by-laws and capitalization), 3.2 (financial statement), 3.5 (title to the club), 3.7 (indebtedness), 3.8 (taxes), 3.13 (no related parties transaction), 3.15 (compliance with law permits), 3.18 (anti-corruption).

8.2.2	In addition to the above, the Purchaser, as its sole discretion, shall be entitled to withdraw from this Agreement, pursuant to, and for the effects of, article 1373 of the Italian Civil Code (diritto di recesso), in case the Seller fails to comply with the undertakings set out in Section 8.1.

8.2.3	For the avoidance of doubt, any of the above situations determined as provided in Section 8.2 will be sufficient to entitle the Purchaser to withdraw from this Agreement.

8.2.4	The Purchaser may exercise the withdrawal right set out in Section 8.2 by giving the Seller written notice to such effect within the 5th Business Days following the expiry of the Due Diligence specifying in reasonable detail the grounds of withdrawal that the Purchaser invokes in support of its decision.

8.2.5	Upon exercise of the withdrawal right referred to in Section 8.2, this Agreement shall automatically terminate and the Parties shall be released from all future or pending obligations hereunder (including, for the avoidance of doubt, the obligation to proceed with the Third Closing and the Final Closing) except for any rights or obligations arising under Articles 14 (Confidentiality), 15 (Miscellaneous Provisions), 16 (Applicable Law) and 17 (Dispute Resolutions) and without prejudice to any indemnity obligations incurred by either Party in respect of any fact or circumstance occurred until the termination of the Agreement (including the breach of the Representations and Warranties of the Seller).

8.3	Disclosure Letter

8.3.1	Within 15 January 2025, the Seller shall, under penalty of forfeiture, prepare a disclosure letter (the “Disclosure Letter”) which shall describe accurately the circumstances which, as of the First Closing Date, constitute a breach of the Representation and Warranties of the Seller (providing the available documents in support thereto) specifying, with adequate detail, the Representation and Warranties of the Seller which are violated and the best estimate of the associated Loss. It remains understood among the Parties that the Disclosure Letter cannot be made in respect of the Fundamental Warranties.

8.3.2	The disclosure will be effectively made for the purposes of this Agreement to the extent it complies with Paragraph 8.3.1.

8.4	Shareholders’ Agreement

8.4.1	As soon as possible following the First Closing Date and within the Third Closing Date, based on the outcome of the Due Diligence, the Parties will negotiate in good faith, finalize and enter into a shareholders’ agreement in accordance with the term sheet attached hereto as Annex 8.4.1 (the “Shareholders’ Agreement Term Sheet”).

8.4.2	The Parties agree and acknowledge that the terms and conditions reported in the Shareholders’ Agreement Term Sheet may be modified through joint written agreement to reflect the Parties’ agreements aimed at addressing and/or removing the risks and issues identified during the Due Diligence.

9.	Third Closing

9.1	Place and date of the Third Closing

Subject to the fulfillment (or waiver, as the case may be) of the Conditions Precedent, the Third Closing shall take place at the offices of the Notary Public in Rome, Via Basento 52/d, before the Notary Public (or, if he is for any reason unavailable to attend the Third Closing, such other notary public as will be designated by the Purchaser in due course), on the Third Closing Date, starting from 9.30 (CET), or at such other time and place agreed in writing between the Parties.

9.2	Actions and Deliveries at the Third Closing

9.2.1	At the Third Closing, in addition to any other action to be taken and to any other instrument to be executed and/or delivered by any of the Parties pursuant to this Agreement, the Parties, simultaneously and in the same context except as otherwise expressly indicated, shall take the following actions and shall execute and/or deliver the following documents and instruments:

(a)	the Seller and the Purchaser, each within the limits of its competence, shall:

(i)	enter into the Deed of Transfer for the sale and purchase of the Third Stake before the Notary Public only for the purposes of article 2470 of the Italian Civil Code;

(ii)	cause the Notary Public to timely file with the competent companies’ register the Deed of Transfer only for the purposes of article 2470 of the Italian Civil Code;

(iii)	enter into the shareholders’ agreement referred to into Section 8.3; and

(iv)	procure that a shareholders’ meeting of the Company is validly held in plenary session for the purpose of appointing a new board of statutory auditors consisting of 5 members, of which 2 effective members and 1 alternate member designated by the Seller and 1 effective member (who shall be appointed as Chairman of the board of statutory auditors) and 1 alternate member designated by the Purchaser, in accordance with the instructions to be sent by the Purchaser and providing for their compensation;

(b)	the Seller shall:

(i)	deliver to the Purchaser a certificate duly signed by the Seller confirming that each of the Representations and Warranties of the Seller is true and correct as of the Third Closing Date as if made on such date;

(ii)	use its best effort to procure that the sole statutory auditor of the Company resigns with effect as at the Third Closing Date and deliver, or cause to be delivered, to the Purchaser a resignation letter in a form substantially in line with the one attached hereto as Annex 9.2.1(b)(ii) confirming that the resigning statutory auditor (x) resigns from its office as of the Third Closing Date at no cost for the Company, and (y) waives any claim for compensation, damages for termination, loss of office or otherwise visà-vis the Company, except for the compensation and reimbursement accrued and not yet paid as of the Third Closing Date;

(iii)	deliver, or cause to be delivered, to the Purchaser evidence satisfactory, or a declaration duly signed by the Seller, confirming that any other Conditions Precedent referred to in Paragraph 7.1.1 have been satisfied;

(iv)	deliver to the Purchaser the receipt for payment (quietanza) of the Third Stake Purchase Price;

(v)	execute and deliver, or cause to be executed and delivered, such documents or such instruments as may be necessary, under applicable Law, to the Seller to (1) transfer full and unencumbered rights, ownership, title and interests of the Third Stake to the Purchaser and (2) properly effect the transactions contemplated in this Agreement;

(c)	the Purchaser shall:

(i)	pay to the Seller the Third Stake Purchase Price; and

(ii)	execute and deliver, or cause to be executed and delivered, such other documents or such instruments as may be necessary, under applicable Law, to the Purchaser to (1) acquire full and unencumbered rights, ownership, title and interests on the Third Stake from the Seller and (2) properly effect the transactions contemplated in this Agreement or comply with any applicable Law.

9.2.2	Section 4.3 shall apply to the Third Closing mutatis mutandis.

9.3	Shareholding structure following completion of the Third Closing

9.3.1	As a result of the actions and transactions under Paragraph 9.2.1, upon completion of the Third Closing, the Company’s share capital will be held as follows:

(a)	the Seller will own a quota representing 61.54% of the Company’s share capital; and

(b)	the Purchaser will own a quota representing 38.46% of the Company’s share capital.

10.	Final Closing

10.1	Place and date of the Final Closing

Subject to the fulfillment (or waiver, as the case may be) of the Conditions Precedent the Final Closing shall take place at the offices of the Notary Public in Rome, Via Basento 52/d, before the Notary Public (or, if he is for any reason unavailable to attend the Final Closing, such other notary public as will be designated by the Purchaser in due course), on the Final Closing Date, starting from 9.30 (CET), or at such other time and place agreed in writing between the Parties.

10.2	Actions and Deliveries at the Final Closing

10.2.1	At the Final Closing, in addition to any other action to be taken and to any other instrument to be executed and/or delivered by any of the Parties pursuant to this Agreement, the Parties, simultaneously and in the same context except as otherwise expressly indicated, shall take the following actions and shall execute and/or deliver the following documents and instruments:

(a)	the Seller and the Purchaser, each within the limits of its competence, shall:

(i)	enter into the Deed of Transfer for the sale and purchase of the Final Stake before the Notary Public only for the purposes of article 2470 of the Italian Civil Code;

(ii)	cause the Notary Public to timely file with the competent companies’ register the Deed of Transfer only for the purposes of article 2470 of the Italian Civil Code; and

(iii)	procure that a shareholders’ meeting of the Company is validly held in plenary session for the purpose of:

(1)	approving the Final Share Capital Increase with the exclusion of the right of subscription in favor of the Seller, to be fully subscribed and paid in by the Purchaser in accordance with Section 2.3.1(a)(iii);

(2)	adopting the new by-laws of the Company at terms and conditions consistent with those set forth in the shareholders’ agreement referred to into Section 8.4, to the maximum extent allowed by Law; and

(3)	replace the director and the statutory auditors resigned according to Section 10.2.1(b)(v) below according to the instructions that will be delivered by the Purchaser;

(b)	the Seller shall:

(i)	deliver to the Purchaser a certificate duly signed by the Seller confirming that each of the Representations and Warranties of the Seller is true and correct as of the Final Closing Date as if made on such date;

(ii)	execute the forms and documents required to purchase the ownership of the BH Shares for the purposes of the payment of the Final Stake Purchase Price;

(iii)	deliver to the Purchaser the receipt for payment (quietanza) of the Final Stake Purchase Price;

(iv)	procure that the corporate books and accounting records of the Company are delivered to the Purchaser duly updated;

(v)	deliver, or cause to be delivered, to the Purchaser a letter of resignation of 1 of the 2 directors and of 1 of the 2 effective members of the board of statutory auditors of the Company designated by the Seller; and

(vi)	execute and deliver, or cause to be executed and delivered, such documents or such instruments as may be necessary, under applicable Law, to the Seller to (1) transfer full and unencumbered rights, ownership, title and interests of the Final Stake to the Purchaser and (2) properly effect the transactions contemplated in this Agreement.

(c)	the Purchaser shall:

(i)	pay to the Seller the Final Stake Purchase Price;

(ii)	execute the forms and documents required to transfer to the Seller the ownership of the BH Shares for the purposes of the payment of the Final Stake Purchase Price;

(iii)	subscribe and fully pay-in the Final Share Capital Increase in accordance with Section 2.3.1(a)(iii);

(iv)	execute and deliver, or cause to be executed and delivered, such other documents or such instruments as may be necessary, under applicable Law, to the Purchaser to (1) acquire full and unencumbered rights, ownership, title and interests of the Final Stake from the Seller and (2) subscribe and fully pay-in the Final Share Capital Increase and (3) properly effect the transactions contemplated in this Agreement, or comply with any applicable Law.

10.2.2	Section 4.3 shall apply to the Third Closing mutatis mutandis.

10.3	Shareholding structure following completion of the Third Closing

10.3.1	As a result of the actions and transactions under Paragraph 10.2.1, upon completion of the Final Closing, the Company’s share capital will be held as follows:

(a)	the Seller will own a quota representing 48.28% of the Company’s share capital; and

(b)	the Purchaser will own a quota representing 51.73% of the Company’s share capital.

11.	Representations and Warranties of the Seller

11.1	General provisions

11.1.1	The Seller hereby makes to the Purchaser the following representations and warranties contained in Annex 11.1, each of which is true and correct as at the First Closing Date and shall be true and correct as of Final Closing Date as if they were made on such date, except for those representations and warranties which are stated to be made as of a specified date, or for a specified period, which shall be true and correct as of that specified date or for that specified period (“Representations and Warranties of the Seller”).

11.1.2	The Seller accepts and acknowledges that the Purchaser is entering into this Agreement in reliance upon the truthfulness and correctness of the Representations and Warranties of the Seller.

11.1.3	The Purchaser acknowledges and accepts that any facts giving rise to inaccuracies or incompleteness in the Representations and Warranties of the Seller described in the Disclosure Letter for a total economic value of up to EUR 500,000 will not constitute a breach of this Agreement and will not give rise to any right of Indemnification or any other form of compensation in favor of Purchaser. It remains understood that in case the Disclosure Letter contains the description of facts giving rise to inaccuracies or incompleteness in the Representations and Warranties of the Seller described in for a total economic value in excess of EUR 500,000, these will constitute a breach of this Agreement (and will be indemnified in accordance thereto) for the portion in excess of such threshold

11.1.4	The Seller shall promptly notify to the Purchaser of any facts or circumstances occurring or of which the Seller is or becomes aware after each Closing Date which shall give rise to its liability under Article 12.

11.1.5	The Parties agree and acknowledge that the Representations and Warranties contained in this Agreement:

(a)	relate to a subject matter different from, and other than, the subject matter of the purchase and sale of the Quota and the investment through the First Share Capital Increase, the Second Share Capital Increase and the Final Share Capital Increase given that they regard the assets, liabilities, legal relationships and risks of, or relating to, the Company;

(b)	do not amount to, and cannot be regarded as, warranties about specific qualities or other features of the Quota, nor do they aim to extend the scope of the warranties provided by Law with respect to the Quota, given that they serve the different purpose of allocating to the Seller, even after the First Closing Date and for the duration and within the limits set forth in Section 12.4, the risks, responsibility and obligations resulting from, or pertaining to, the assets, liabilities, legal relationships and risks of, or relating to, the Company as well as all other risks and circumstances contemplated by such Representations and Warranties of the Seller. Accordingly, the Representations and Warranties of the Seller shall in no case be intended as warranties on the “qualities” of the Quota or warranties to “lack of defects” pursuant to articles 1495 and 1497 of the Italian Civil Code, and shall be treated as autonomous guarantee obligations (impegni autonomi di garanzia).

11.1.6	Without prejudice to the exclusions and limitations set forth in Annex 11.1 (and in the annexes thereto), the Seller and the Purchaser agree and covenant that all the information contained in the Annex 11.1 as well as in any additional document or information given to the Purchaser and/or its advisers in the course of any due diligence or in the process of negotiating, defining or executing this Agreement, shall not qualify as acceptance by the Purchaser of the risks indicated therein, if any, and shall not exclude, limit or reduce, in any way, the liabilities and obligations of the Seller, nor the rights and remedies of the Purchaser under this Agreement.

11.1.7	The Parties agree and covenant that the First Closing as well as the approval of any financial statements of the Company by the directors appointed by the Purchaser and or by the general meeting of the Company shall not exclude, limit or reduce, in any way, the liabilities and obligations of the Seller, nor the rights and remedies of the Purchaser under this Agreement.

11.1.8	The Parties acknowledge and agree that no consideration is owed by either Party to the other under the obligations assumed by virtue of the Representations and Warranties. The Parties acknowledge in any event that they have, also in the context of the Transaction, a mutual interest in the assumption of the obligations arising from the Representations and Warranties, which entails benefits for both Parties in terms of the regulation of the Transaction.

12.	Indemnification by the Seller

12.1	General indemnity obligations of the Seller

12.1.1	As a direct and autonomous obligation not subject to the scope, limitations and restrictions set out under articles 1490 et seq. of the Italian Civil Code, the Seller shall indemnify and hold harmless the Purchaser (or, at the Purchaser’s request, in its discretion, the Company, including, for the avoidance of doubt, any successor thereto) (“Indemnification Amount”), from and against

(a)	the Relevant Percentage of any Loss incurred or suffered by the Company and/or,

(b)	the entire amount of any Loss incurred or suffered by the Purchaser within the limit set forth in Paragraph 12.3.2 , that would have not been so incurred and/or suffered had all the Representations and Warranties of the Seller been true and correct, without prejudice to the exclusions and limitations set forth in Paragraph 11.1.3. For the sake of clarity, any fluctuation in the market value of the Purchaser’s shares shall not give rise to any indemnification rights.

12.1.2	The Parties expressly acknowledge and agree that, also by way of express derogation of any contrary provision of Law, the liability of the Seller arising under Article 12 or otherwise in connection with or by virtue of any incorrectness, untruthfulness, breach or violation of the Representations and Warranties of the Seller or of any covenant of the Seller contained herein shall not be excluded, limited, reduced or otherwise affected by reason of any investigation or review of the Company, the accounts thereof, or the assets, properties, contracts, rights, liabilities or obligations comprised therein, conducted by the Purchaser or by its accountants, counsels or other representatives prior to the First Closing Date, nor by reason of any actual or alleged prior knowledge by the Purchaser of any incorrectness, untruthfulness, breach or violation of such Representations and Warranties of the Seller.

12.1.3	The Parties acknowledge and agree that the validity and enforceability of the obligations under Article 12 constitutes an essential and determining factor of the Purchaser’s consent to purchase the Quota on the terms and conditions set out in this Agreement.

12.2	Exclusions

12.2.1	Anything herein or in any applicable Law to the contrary notwithstanding, the Seller shall not be liable in respect of a Loss to the extent that the facts giving rise to such Loss are expressly and specifically permitted or contemplated by this Agreement.

12.2.2	The Parties further agree that:

(a)	if the same facts constitute a breach of different Representations and Warranties of the Seller, this fact will only be considered a breach of the Representations and Warranties of the Seller which is more relevant to it; and

(b)	in no event there will be a duplication of indemnification for a breach of any of the Representations and Warranties of the Seller or for the same Loss.

12.2.3	The Seller and the Purchaser, each as far as they are concerned, undertake to mitigate any Losses, which are to be indemnified pursuant to this Agreement, also in accordance with article 1227 of the Italian Civil Code.

12.3	Monetary Limitations

12.3.1	The Seller shall not be liable to the Purchaser for, and in connection with, an indemnification obligation under Paragraph 12.1:

(a)	if the Loss generated from a single event giving rise to liability does not exceed EUR 10,000.00 except where the event giving rise to liability is part of a series of events of the same nature or otherwise arising out of the same circumstance which have resulted in Losses in exceeding, in the aggregate, that amount (“De Minimis”); and

(b)	until the aggregate of all amounts that would otherwise be due pursuant to Section 12.1 (without taking into account Losses not exceeding the De Minimis) exceeds EUR 60,000.00 (“Threshold”), provided that, if the Threshold is exceeded, the Seller’s liability shall be limited to the Loss in excess of the Threshold.

12.3.2	The Indemnification Amount to be paid by the Seller pursuant to Section 12.1 shall not exceed: (i) EUR 500,000 until the Second Closing, (ii) EUR 1,000,000 after the Second Closing and until the Third Closing, (iii) EUR 2,000,000 after the Third Closing and until the Final Closing, (iv) EUR 2,500,000 after the Final Closing.

12.3.3	The limitations set forth in Section 12.3 shall not apply: (a) in case of wilful misconduct or gross negligence (dolo o colpa grave), and (b) to the Fundamental Representations and Warranties, in relation to which no De Minimis or Threshold should apply.

12.4	Time Limitations

12.4.1	In connection with the indemnification obligations under Paragraph 12.1.1, the Seller shall not be liable to the Purchaser under such Section 12.1 for:

(a)	any incorrectness, untruthfulness and/or otherwise breach or violation of Representations and Warranties of the Seller (other than those referred to under Paragraph 12.4(b)) notified to the Seller later than 18 months after the Final Closing Date; and

(b)	any incompleteness, untruthfulness and/or otherwise breach or violation of the Fundamental Representations and Warranties and/or of the Representations and Warranties of the Seller referred to in Sections 3.9 (intellectual property rights), 3.10 (employees professionals), 3.11 (real estate properties), 3.15 (material agreements) 3.15 (compliance with law: permits), 3.21 (no brokers) of Annex 11.1, notified to the Seller later than 60 Business Days after the expiration of the statute of limitations applicable to the situations constituting the subject matter of such Representations and Warranties of the Seller;

provided, however, that the Seller’s indemnification obligations under Paragraph 12.1.1 shall survive the expiration of the time limits provided herein in respect of any actual or alleged breach, which, prior to the expiration of the applicable time limit, was notified to the Seller and shall last until a final resolution on any such actual or alleged breach is reached and the relevant Indemnification Amount pursuant to Paragraph 12.1.1 (if any and as applicable) is duly paid.

12.4.2	The Parties acknowledge and agree that the time limitations under Paragraph 12.4.1: (a) will not apply in case of wilful misconduct or gross negligence (dolo o colpa grave) and (b) will be the only applicable in relation to claims for breach of the Representations and Warranties of the Seller with the exclusion of any forfeiture periods (termini di decadenza) provided by Law or otherwise.

12.5	Deductions

12.5.1	Subject to Section 12.2, the amount of all payments due by the Seller to the Purchaser pursuant to Section 12.1 shall be reduced by:

(a)	the amount of any provision specifically recorded in the 2024 Financial Statements relating to the circumstances or events giving rise to indemnification; and

(b)	the amount of any payment from third parties (including insurance companies) that the Purchaser or the Company has actually received in connection with the event giving rise to indemnification, net of any cost reasonably borne by the Purchaser in pursuit any such payment (including any increase in the insurance premium), it being understood that the Purchaser shall also promptly reimburse or cause to be reimbursed to the Seller any payment from third parties (including insurance companies) that the Purchaser or the Company has actually received with respect to a Loss which has previously been indemnified by the Seller pursuant to the provisions hereof, in any case, net of any cost reasonably borne by the Purchaser in pursuit any such payment (including any increase in the insurance premium).

12.5.2	Without prejudice to Section 12.2, in the event and to the extent that any amount to be paid by the Seller to the Purchaser pursuant to Section 12.1 is deductible by the Purchaser, any Affiliates of the Purchaser, the Company, for income Tax purposes in any given fiscal year, then, in such event and only to such extent, the amount of indemnities payable by the Seller to the Purchaser pursuant to Section 12.1 will be reduced by an amount equal to the Tax benefit obtained in the then current or in the immediately following fiscal year by the Purchaser, any Affiliates of the Purchaser and/or the Company, by virtue of such deduction. Any sum due by the Seller under Section 12.1 will have to be increased by any amount necessary, on a EUR for EUR basis, to ensure that, after any taxation of the payment, the Purchaser, the Company, and/or any Affiliates (as the case may be) is left with the same amount it would have had if the payment was not subject to taxation.

12.6	Handling of Claims

12.6.1	If any event occurs which may give rise to the Seller’s liability under Section 12.1, the following provisions shall apply.

12.6.2	Within 30 Business Days from the date on which the Purchaser becomes aware of such event, the Purchaser shall notify a claim (“Notice of Claim”) to the Seller, provided that any delay in giving the Notice of Claim shall not relieve the Seller of its obligations under this Agreement.

12.6.3	The Notice of Claim shall provide reasonable particulars thereof (if available) and specify (in reasonable detail):

(a)	the matter(s) which gives rise to the claim, the nature of the claim and (if practicable) the amounts the payment of which is requested by the Purchaser in connection therewith; and

(b)	whether the relevant Notice of Claim arises: (i) directly from the Purchaser (a “Direct Claim”); or (ii) as a result of a claim by a third Person (including, for the avoidance of doubt, any notice by any Authority of any actual or alleged infringement of any Law) against the Purchaser and/or the Company (a “Third Party Claim”).

12.6.4	Within 30 Business Days from the day of receipt of the Notice of Claim, the Seller shall be entitled to deliver a written notice to challenge the Notice of Claim (the “Claim Disagreement Notice”), specifying the subject matter of its disagreement and the reasons for such disagreement together with all reasonable particulars and supporting documentation thereto. If the Seller does not challenge in writing the Notice of Claim within the above 30 Business Day period, the Notice of Claim will be deemed as finally acknowledged and accepted by the Seller and shall be final, conclusive and binding upon the Parties and the amount so claimed by the Purchaser shall become immediately payable.

12.6.5	With respect to any Direct Claim, within a period of 15 Business Days following the giving of the Claim Disagreement Notice, the Seller and the Purchaser will attempt to resolve amicably and in good faith any differences they may have with respect to any matters constituting the subject matter of such notice, with a view to reaching an agreement in respect of such matters. If, at the end of such period (or any mutually agreed extension thereof), the Seller and the Purchaser fail to reach an agreement in writing with respect to all such matters, then all matters as to which agreement is not so reached may, thereafter, be resolved pursuant to Article 17.

12.7	Handling of Third Party Claims

12.7.1	If a Notice of Claim is a result of a Third Party Claim, the following provisions shall apply.

(a)	the Seller will have the right to participate, and, to the maximum extent permitted by Law, join, at its cost, by counsel or counsels of its choosing reasonably acceptable to the Purchaser, in the defense of any Third Party Claim constituting the subject matter of the relevant Notice of Claim. In each case, the Seller (i) will cooperate with the Purchaser in the preparation for and the prosecution of the defense of such Third Party Claim, including making available evidence within the control of the Seller, and (ii) shall be entitled to provide indications and suggestions on the defense which the Purchaser shall evaluate in good faith;

(b)	the Parties shall, and shall cause their respectively appointed counsels and experts to act as a defense panel and shall keep each other timely informed of all facts, circumstances and documents that regard or are connected to such Third Party Claim it being however understood that, in the event of an irreconcilable disagreement between the counsels on how to defend or deal with the Third Party Claim, the opinion of the counsels designated by the Purchaser shall prevail.

12.7.2	The Parties agree that the following provisions shall apply with respect to any settlement of Proceeding asserted or initiated against the Purchaser or the Company constituting the subject matter of a Third Party Claim:

(a)	the Purchaser shall promptly inform the Seller, in writing, of the terms and conditions of the proposed settlement (the “Notice of Settlement”);

(b)	within 10 Business Days from the date of receipt of the Notice of Settlement, the Seller shall inform the Purchaser, in writing, whether or not it accepts the proposed settlement at the terms and condition set out in the Notice of Settlement;

(c)	if, by the term set out in Paragraph 12.7.2(b), the Seller has informed, in writing, the Purchaser that the Seller is willing to accept the proposed settlement, the Purchaser and/or the Company shall be free not to enter into such settlement and to commence or continue litigation or arbitration, at its/their own expense, but the Seller’ liability under Section 12.1 shall be limited to the amount of the proposed settlement, plus reasonable attorney fees incurred by the Purchaser and/or the Company to commence or continue litigation or arbitration;

(d)	if, by the term set out in Paragraph 12.7.2(b), the Seller has informed, in writing, the Purchaser that the Seller is not willing to accept the proposed settlement of the Third Party Claim, the Purchaser and/or the Company shall be free to enter into any such settlement or not to enter into such a settlement and continue litigation, it being however understood that if the Purchaser and/or the Company enter into a settlement of a Third Party Claim without the prior written consent of the Seller, such settlement shall not be conclusive for purposes of determining the liability and the amount for which the Seller is liable for; and

(e)	if the term set out in Paragraph 12.7.2(b) expires with no communication being made by the Seller, the Seller will be deemed to have approved the settlement, at the terms and conditions set out in the Notice of Settlement.

12.8	Payment of the Indemnification Amount

12.8.1	The indemnification due by the Seller under Section 12.1 shall be paid by the Seller within 10 Business Days from, alternatively:

(a)	in case of a Direct Claim, (i) the date on which the term referred to in Paragraph 12.6.4 has expired, if the Notice of Claim has not been challenged by the Seller or has been expressly accepted by the Seller; or (ii) the date on which any matters contained in the Notice of Claim challenged by the Seller has been finally agreed upon between the Purchaser and the Seller in writing pursuant to Paragraph 12.6.5; or (iii) the date on which an enforceable (esecutivo) (or provisionally enforceable (provvisoriamente esecutivo)) decision is issued pursuant to Article 17 and to the extent such decision will determine;

(b)	in case of a Third Party Claim, (i) the date on which the relevant Third Party Claim has become due and payable by the Purchaser or by the Company pursuant to an enforceable (esecutivo) (or provisionally enforceable (provvisoriamente esecutivo)) decision or similar order, unless such decision, order or measure imposes a shorter term to pay the required amounts; or (ii) the date on which an enforceable decision on such Third Party Claim, either final or temporary, is issued pursuant to Article 17 and to the extent that such decision will determine; or (iii) the date of any final settlement of the Third Party Claim;

it being understood that the Purchaser shall reimburse to the Seller any amounts received pursuant to the above, to the extent such action, decision, order or measure or settlement will be revoked, nullified, overturned, reversed, set aside or declared undue by means of a (final and irrevocable) enforceable judicial judgment (sentenza esecutiva passata in giudicato), promptly and in any event no later than 15 Business Days from the date such decision has become final and irrevocable.

12.8.2	Without prejudice and subject to the provision of Paragraph 12.8.1, the Parties agree that the Indemnification Amount shall be paid by the Seller to the Purchaser in cash and/or in BH Shares (in accordance with the proportions of the different forms of payment received up to that point for the Quota sold).

12.8.3	In the event that the Indemnification Amount is paid by the Seller in BH Shares, the value of the BH Shares to be paid to the Purchaser shall be calculated as follows:

(a)	if the Notice of Claim has been notified by the Purchaser to the Seller prior to the completion of the Final Closing, the BH Shares shall have a value equal to the price per share equal to the First BH Shares Price; and

(b)	if the Notice of Claim has been notified by the Purchaser to the Seller after the completion of the Final Closing, the BH Shares will have a value equal to the price per share equal to the Final BH Shares Price.

12.9	Right to Set-Off

The Purchaser shall be entitled, at any time, by giving the Seller written notice to this effect, to set off any amount due and payable by the Seller to the Purchaser or the Company pursuant to Article 12 against, in order of maturity, any and all payments at any time and from time to time due by the Purchaser to the Seller, as applicable, pursuant to this Agreement.

12.10	Interests

Without prejudice to any other right or remedy of the Purchaser, on any amount to be paid pursuant to Section 12.1, interest will be due by the Seller (without need for prior notice or protest) at a rate equal to 7% from the date on which any liability, Loss or damage to be indemnified thereunder is actually paid or incurred by the Purchaser and/or the Company (as applicable) until payment is actually received by the Purchaser.

12.11	Exclusive Remedy

12.11.1	Except in case of wilful misconduct or gross negligence (dolo o colpa grave) of the Seller, the Parties acknowledge and agree that the remedies provided for in Article 12 shall be the Purchaser’s sole and exclusive remedies for any breach of the Representations and Warranties of the Seller contained in this Agreement.

12.11.2	The remedial restrictions applicable to the Purchaser pursuant to Paragraph 12.11.1 shall not apply to breaches of the Representations and Warranties of the Seller or of any other covenant or undertaking of the Seller under this Agreement occurred or emerged and notified to the Seller on or prior to the First Closing Date, the adverse consequences of which, by their nature or for other compelling reasons, are incapable of being cured or restored by monetary compensation and/or specific performance, in which case the Purchaser shall have recourse to any other applicable right or remedy provided by Law and by this Agreement with respect to such breaches, including the right to rescind, terminate or withdraw from this Agreement.

13.	Representations and warranties of the Purchaser

The Purchaser hereby makes to the Seller the following representations and warranties, each of which is true and correct as of the First Closing Date, and shall be true and correct as of the Final Closing Date, as if they were made on such date, except for those representations and warranties which are stated to be made as of a specified date, or for a specified period, which shall be true and correct as of that specified date or for that specified period (“Representations and Warranties of the Purchaser” and together with the “Representations and Warranties of the Seller”, the “Representations and Warranties”).

13.1	Organization and standing

13.1.1	The Purchaser is an entity duly organized, validly existing and in good standing under the Laws of Ireland and has its registered office in Ireland.

13.2	Authorization

13.2.1	All corporate acts and other proceedings required to be taken by or on behalf of the Purchaser to enter into and carry out this Agreement have been duly and properly taken.

13.2.2	This Agreement has been duly and validly executed and delivered by the Purchaser and constitutes, assuming due authorization, execution and delivery of this Agreement by the Seller, the valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms.

13.2.3	The execution and delivery of this Agreement and the consummation of the Transaction will not conflict with, or result in a breach of, any agreement to which the Purchaser is a party to or the by-laws of the Purchaser.

13.3	No brokers

The Purchaser has not incurred any liability for any brokerage, finder’s or similar fees or commissions in connection with the Transaction, the payment of which could be validly claimed from the Seller.

13.4	No other representations and warranties

Except for the Representations and Warranties of the Purchaser contained in Article 13, the Purchaser does not make any other express or implied representation or warranty, and hereby disclaims any such representations and warranties with respect to the execution of this Agreement and the consummation of the Transaction.

14.	Confidentiality

14.1	Confidential information

14.1.1	Each of the Seller and the Purchaser will keep, and will cause its respective Affiliates, representatives, officers, employees and consultants to keep, secret and confidential, all information related to this Agreement and its contents, as well as any other information the Parties exchanged between each other during the negotiations regarding this Agreement or otherwise exchanged pursuant to this Agreement (including, but not limited to, the business and affairs of any Party) and not to disclose or release, in whole or in part, any of said information or documents to any Person for a period of 2 years as of the First Closing Date.

14.1.2	The provisions of Paragraph 14.1.1 shall not apply with respect to any information which:

(a)	is, or otherwise hereafter lawfully falls, within the public domain;

(b)	is mandatorily required to be disclosed under any applicable Law or regulation or by order of any Authority of competent jurisdiction (including, but not limited to, FIGC or LNPB or financial regulators, and a stock exchange Authority on which the shares of a Party or an Affiliate of a Party are listed);

(c)	must be disclosed for the purpose of fulfilling the Parties’ obligations hereunder or enforcing their rights provided herein.

14.2	Announcements

Except as otherwise mandatorily required under any law or rule issued by a government or other regulatory or stock exchange Authority having jurisdiction on the Purchaser or the Seller, no publicity, press release or other public announcement concerning the execution or delivery of this Agreement or the Transaction will be issued without the advance written consent and approval, as to both form and contents, of the Seller and the Purchaser, which consent and approval shall not be unreasonably withheld.

15.	Miscellaneous provisions

15.1	Taxes and other expenses

15.1.1	Except where this Agreement or the relevant documents provide otherwise, each Party will be responsible for its own expenses relating to the negotiation, preparation, execution of this Agreement (whether or not any of the Transaction contemplated herein is actually consummated), and performance of the obligations contemplated herein including, without limitation, any attorneys’ fees and expenses, auditors’ fees and expenses, financial advisors fees and expenses and accountants’ fees and expenses.

15.1.2	Any notarial fees, registration Tax, stamp duty, or other Taxes and similar costs and expenses payable with respect to the execution of the sale and purchase of the Quota and the payment of the First Share Capital Increase, the Second Share Capital Increase and the Final Share Capital Increase shall be borne by the Purchaser.

15.1.3	Any Taxes applicable in any jurisdiction on any income or capital gain directly or indirectly realized by any Party under this Agreement or the implementation hereof or thereof shall be borne by said Party.

15.2	Survival

Except as otherwise provided in other Sections of this Agreement, all Sections of this Agreement providing for any obligation of the Purchaser or the Seller to be performed after each Closing Date, including, without limitation, the Representations and Warranties of the Seller, the Representations and Warranties of the Purchaser, will remain in full force and effect after each Closing, without necessity for any of them to reiterate or otherwise confirm its commitment with respect thereto.

15.3	Entire Agreement and changes in writing

15.3.1	This Agreement constitutes the entire agreement between the Parties relating to the subject matter hereof and replaces and supersedes any and all prior understandings or agreements between the Parties, whether written or oral, express, or implied, relating hereto.

15.3.2	Any modifications of, or amendments to, this Agreement, including modifications of, or amendments to Section 15.3, shall be of no effect unless agreed upon in writing between the Parties. Oral agreements or agreements that do not comply with such requirement shall be without effect.

15.4	No waiver

No failure to exercise or delay in exercising any right or remedy under this Agreement will operate as a waiver thereof. No single or partial exercise of any right or remedy will preclude any other or further exercise thereof or the exercise of any other right or remedy.

15.5	Severability

If any of the provisions of this Agreement is or becomes invalid, illegal or unenforceable under any applicable Law, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired. The Parties shall nevertheless negotiate in good faith in order to agree the terms of mutually satisfactory provisions, achieving to the maximum extent permitted by Law the same effect, to be substituted for the provisions so found to be invalid, illegal or unenforceable.

15.6	Assignment No third – party beneficiaries

15.6.1	This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of each of the Parties hereto and their respective successors, and such successors (including aventi causa) shall have the benefit and/or obligations of the indemnities set forth hereunder.

15.6.2	Except as otherwise specifically provided in other Sections of this Agreement, none of each Party may assign this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other Party.

15.7	Annexes

15.7.1	All Annexes attached to this Agreement are incorporated herein and made a part hereof as fully as if written in this Agreement.

15.7.2	In case of any discrepancy between this Agreement and the Annexes, this Agreement shall prevail.

15.8	Further assurances

The Parties hereby agree to execute, exchange and deliver all such instruments and documents and to perform all such acts and do all such other things as may be necessary to properly effect the purposes of this Agreement.

15.9	Notices

15.9.1	Any communication or notice required or permitted to be given under this Agreement shall be made in writing in the English language and shall be sent by e-mail or courier with return receipt (ricevuta di ritorno) at the following addresses:

(a)	if to the Purchaser:

Brera Holdings PLC

One Burlington Road no. 4

Dublin D04 C5Y6 (Ireland)

E-mail: dan@breraholdings.com

To the kind attention of: Daniel J. McClory, Executive Chairman with a copy (which shall not constitute notification) to:

BonelliErede Studio Legale

Via Michele Barozzi no.1

20122 Milan, Italy

To the kind attention of: Gianfranco Veneziano, Edoardo Fratini

E-mail:  Gianfranco.Veneziano@beplex.com,

Edoardo.Fratini@pec.belex.com

(b)	if to the Seller:

XX Settembre Holding S.r.l.

Via Francesco Caracciolo no. 9

80122 Naples (Italy)

E-mail: langellaandrea@gmail.com

To the kind attention of Mr. Andrea Langella

with a copy (which shall not constitute notification) to:

Zephiro Investments S.r.l.

Piazza dei Martiri no. 58

80121 Naples (Italy)

To the kind attention of: Joseph Grosso

E-mail: grosso@zephiro.club

or at such other valid address and/or email as any Party may hereafter furnish to the others by written notice, as herein provided.

15.9.2	Any notice or communication sent pursuant to Paragraph 15.9.1 shall be deemed to have been received (i) if sent by registered e-mail, on the date of the delivery receipt (ricevuta di consegna), or (ii) if sent by courier, on the date shown in the return receipt (ricevuta di ritorno).

15.9.3	The Parties designate their respective addresses for the giving of notices, as set forth in this Section, as their respective domiciles at which service of process can be made in arbitration or any other disputes resolution proceedings arising under this Agreement.

15.10	Language

Except for certain documents contained in the Annexes hereto, which are in the Italian language, this Agreement will be executed in the English language, which will be the only language governing this Agreement.

15.11	Severability

Any Article, Section, Paragraph or clause of this Agreement that is or becomes unlawful, or null and void, or without effect will be considered ineffective within the limits of such unlawfulness, nullity or inefficacy and will not prejudice the efficacy of any other provisions of this Agreement. The Parties agree to do their best endeavours to substitute, for any invalid or un-enforceable provision, a valid or enforceable provision which achieves to the maximum possible extent the economic, legal and commercial objectives of the invalid or unenforceable provision.

16.	Applicable Law

This Agreement and the rights and obligations of the Parties arising thereunder or in connection therewith shall be governed by, and construed and interpreted in accordance with, the Laws of the Republic of Italy.

17.	Dispute Resolution

17.1	Arbitration

17.1.1	All disputes, including those of non-contractual nature, arising out of, in relation to or in connection with this Agreement shall be settled by arbitration under the Rules of the Milan Chamber of Arbitration (the “Rules”), by three arbitrators, appointed in accordance with the provisions hereof and with the Rules, which are deemed to be incorporated by reference into this clause.

17.1.2	Each party shall appoint a co-arbitrator in accordance with the Rules. If a party fails to do so, the arbitrator shall be appointed by the Arbitral Council of the Milan Chamber of Arbitration. The president of the Arbitral Tribunal shall be appointed by the two co-arbitrators so appointed. If the co-arbitrators fail to reach agreement within 30 days of their appointment or the different time limit set by the Secretariat of the Milan Chamber of Arbitration, the president shall be appointed by the Arbitral Council of the Milan Chamber of Arbitration.

17.1.3	The seat of the arbitration shall be Milan, Italy.

17.1.4	The language of the arbitration shall be English and all submissions by the Parties shall be in the English language; however, the submission of documents or other evidence in Italian, without an English translation, shall be permitted.

17.1.5	The Parties expressly agree, pursuant to article 829, paragraph 3, of the Italian Code of Civil Procedure, that any arbitral award pursuant hereto is subject to appeal for breach of the rules of law applicable to the merits of the dispute constituting the subject matter of such arbitral award.

17.1.6	The costs of the arbitration shall be borne as the Arbitral Tribunal may award.

17.2	Exclusive Jurisdiction

Without prejudice to the provisions of Section 17.1 and to the jurisdiction of the arbitrators contemplated thereby, the Parties hereby submit to the jurisdiction of any competent Court in the city of Milan (Italy) any legal suit, action or Proceeding arising out of or in connection with this Agreement which, due to their particular nature, may not be settled or resolved by arbitration.

Annex 1.1.41

List of players

1.	Demba Thiam
2.	Kristjan Matosevic
3.	Alessandro Signorini
4.	Marco Ruggero
5.	Marco Bellich
6.	Francesco Folino
7.	Marco Varnier
8.	Niccolò Fortini
9.	Yuri Rocchetti
10.	Romano Floriani Mussolini
11.	Matteo Baldi
12.	Cristian Andreoni
13.	Giuseppe Leoni
14.	Davide Buglio
15.	Fabio Maistro
16.	Christian Pierobon
17.	Tommaso Di Marco
18.	Alberto Gerbo
19.	Nicola Mosti
20.	Marco Meli
21.	Gregorio Morachioli
22.	Enrico Piovanello
23.	Kevin Piscopo
24.	Andrea Adorante
25.	Leonardo Candellone
26.	Gabriele Artistico

Annex 4.2.1(b)(iii)

Director’s Resignation Letter

Spett.le	To

S.S. Juve Stabia S.r.l. Via Cosenza C/O Stadio R. Menti 283 80053 – Castellammare di Stabia (NA), Italia Alla c.a. del socio unico	S.S. Juve Stabia S.r.l. Via Cosenza C/O Stadio R. Menti 283 80053 – Castellammare di Stabia (NA), Italy To the kind attention of sole shareholder

A mani	By hands

[luogo], [data]	[place], [date]

Oggetto: dimissioni dalla carica di amministratore unico	Re: resignation from the office of sole director

Egregi Signori,	Dear Sirs,

il sottoscritto Filippo Polcino, codice fiscale PLCFPP72D20A783Z, con la presente rassegna irrevocabilmente e incondizionatamente le proprie dimissioni dalla carica di amministratore unico (la “Carica”) della società S.S. Juve Stabia S.r.l. con sede legale in Via Cosenza C/O Stadio R. Menti 283, 80053 Castellammare di Stabia (NA), codice fiscale, partita IVA e numero di iscrizione presso il Registro delle Imprese di Napoli 04246411211 (la “Società”), con efficacia dalla data di nomina del nuovo consiglio di amministrazione della Società.	I, the undersigned Filippo Polcino, tax code PLCFPP72D20A783Z, hereby irrevocably and unconditionally resign from my office as sole director (the “Office”) of the company S.S. Juve Stabia S.r.l., with registered office at Via Cosenza C/O Stadio R. Menti 283, 80053 Castellammare di Stabia (NA), tax code, VAT number and registration number with the Companies’ Register of Naples 04246411211 (the “Company”), effective as of the date of appointment of the new board of directors of the Company.

Il sottoscritto dichiara altresì di non aver nulla a pretendere nei confronti della Società a qualsiasi titolo, e per qualsiasi ragione o causa (ivi compreso a titolo di compensi), dipendente o connessa alla Carica, ivi incluso per la sua cessazione, e/o a qualsiasi ulteriore rapporto con la Società.	I hereby also declare that I have no claims or requests against the Company for any reason or cause whatsoever (including by way of remuneration) arising out of, or in connection with, the Office, including for its termination, and/or any other relationship with the Company.

Il sottoscritto dichiara inoltre di rinunciare irrevocabilmente e incondizionatamente, sin da ora a, ogni possibile pretesa, azione o diritto, da qualunque titolo motivato, nei confronti della Società derivante dalla, connessa alla o dipendente dalla Carica.	I hereby further agree and covenant to irrevocably and unconditionally waive, as of now, any potential claim, action or right, arising from any title whatsoever, against the Company arising out, in connection with or as a result of the Office.

Le presenti dimissioni sono state redatte in lingua inglese e italiana. In caso di conflitto, la versione inglese prevarrà.	This resignation letter has been drafted both in the English and in the Italian language. In case of conflict, the English version shall prevail.

Cordiali saluti,	Best regards,

Filippo Polcino	Filippo Polcino

Annex 8.4.1.

Shareholders’ Agreement Term Sheet

This Shareholders’ Agreement Term Sheet sets forth the main terms and conditions of the shareholders’ agreement (“SHA”) to be entered into, as soon as possible after the First Closing Date, by and between the Seller and the Purchaser.

Unless otherwise defined herein, capitalized terms shall have the same meaning attributed to them under the Agreement.

SHA
General provisions
1. Shareholding structure

Upon completion of the First Closing:

(a)    the Seller will own a quota representing 78.26% of the Company’s share capital; and

(b)    the Purchaser will own a quota representing 21.74% of the Company’s share capital.

2. Duration	The SHA will have a duration of 5 years from the execution. The SHA shall early terminate in the event that either Party is no longer shareholder of the Company.
3. Contents of the SHA	The SHA will govern, inter alia, the relationships between the Seller and the Purchaser as shareholders of the Company, with reference to governance and transfers of quotas.
4. AoA	The provisions of the SHA will be reflected, to the maximum extent permitted by law, in the articles of associations of the Company (the “AoA”), which will be approved on the Third Closing Date.
Governance
5. Interim provisions

The Seller must procure that, upon the First Closing, the Purchaser appoints a board member and an effective statutory auditor (acting as Chairman) and an alternate statutory auditor.

During the period between the First Closing and the Third Closing, (i) any activity not falling within the scope of the ordinary course of business (including, for the sake of clarity, any decision related to the next winter calciomercato window commencing on January 2025) and (ii) any payment or financial obligation in an amount exceeding Euro 100,000.00 shall be subject to the consent of the director appointed by the Purchaser.

6. Board of directors

After the Third Closing, the Company will be managed by a board of directors (“BoD”), composed of 3 members.

The Purchaser will have the right to appoint 2 directors (including the Chairman) and the Seller will have the right to nominate the remaining 1 director.

The Administrator appointed by the Seller shall have a veto right on the following matters:

- sales of players enrolled with the so-call “prima squadra” at the Third Closing Date;

- incurring any financial obligation that exceeds the needs notified by CO.VI.SO.C.;

- any transaction with related parties (having the meaning set out by IAS 24) of the Buyer.

Each member of the BoD shall be appointed for periods of 3 years and they may be re-appointed upon expiration of their office.

Each Party shall have, at any time, the right to remove, or to cause the resignation from office of one or all the BoD members designated by it for any reason whatsoever, and to replace them, provided that the Party that exercises such right shall keep the Company and the other Party harmless and indemnified from any loss and damage suffered by them as a consequence of any claim brought against them by the directors that have been so removed.

If, at any time, any director ceases to be in office due to any reason, the Parties shall procure that such director be replaced as soon as possible by another individual designated by the Party that had designated the ceased director.

A meeting of the BoD will be convened at any time upon request of any director, with at least a 48-hours’ prior-notice. In any event, a BoD meeting should be held at least once every quarter.

7. CEO

Upon occurrence of the Third Closing, the CEO (amministratore delegato) of the Company will be designated (and revoked) by the Purchaser.

The CEO will have the powers to carry out the ordinary and extraordinary management of the Company (except for the Qualified Board Matters).

8. Chairman	The Parties agree that, as long as the Seller remains a shareholder of the Company, Mr. Andrea Langella will be appointed as President of the Company for the purposes of representing the Company and the Club before FIGC and the other sport authorities. It remains understood that Mr. Andrea Langella will continue to not receive any compensation for this role.
9. Majorities of the BoD and Qualified Board Matters

Except for the Qualified Board Matters here below, resolutions of the BoD shall be approved with the majorities provided for by applicable Law.

Notwithstanding the above, resolutions of the BoD relating to the following matters shall be reserved to the approval of the BoD, may not be delegated to one or more directors and shall require the favourable vote of the director designated by the Seller, therefore requiring a qualified majority (the “Qualified Board Matters”):

(a)    proposals to the shareholders’ meeting concerning any Qualified Shareholders’ Matter;

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(b)    carrying out renovation work on the Stadium and the sports centres;

(c)    granting any guarantee or any other collateral to perform the obligations of any entity or Person;

(d)    the acquisition, disposal, transfer (whether through a single transaction or a series of transactions) and/or lease of any going concerns, segments of business or real properties not expressly contemplated in the business plan (if any) or having a value that is individually higher than certain thresholds to be agreed upon.

10. Shareholders’ meeting and Qualified Shareholders’ Matters

Except for the Qualified Shareholders’ Matters here below, shareholders’ meeting resolutions shall be validly approved with the presence and favourable vote of as many shareholders as to represent the percentage of corporate capital required under applicable Law.

Notwithstanding the above, resolutions of the shareholders’ meeting relating to the following matters shall be validly approved exclusively with the presence and favourable vote of the Purchaser (the “Qualified Shareholders’ Matters”):

(a)    any material changes of the AoA materially affecting the rights granted to the Purchaser as minority shareholder;

(b)    any decision referring the authorization of mergers, demergers, or other similar extraordinary transactions;

(c)   any capital increase with exclusion of pre-emption rights (excluding capital increases required by law or to avoid situations of under- capitalization of the Company, or necessary or instrumental to cure a breach of, or meet, financial covenants);

(d)    admission to bankruptcy/insolvency procedures;

(e)    winding up, appointment, and granting of powers to liquidators; and

(f)    any of the BoD’s Qualified Matters if it falls in the competence of the shareholders’ meeting.

11. Composition of the board of statutory auditors

The board of statutory auditors will be composed of 3 standing members and 2 alternate members, of whom:

(a)    2 standing members and 1 alternate member upon designation of the Purchaser; and

(b)   1 standing member (who shall be appointed as Chairman of the board of statutory auditors) and 1 alternate member upon designation of the Seller.

If, at any time, any statutory auditor ceases to be in office due to any reason, the Parties shall procure that such statutory auditor be replaced as soon as possible by another individual designated by the Party that had designated the ceased statutory auditor.

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12. General rule	The minority shareholder shall have the rights under items 6, 9, 10 and 11 above to the extent it owns a participation representing at least 15% of the share capital of the Company, on a fully diluted basis.
Limitations to transfers
13. Transfer	For the purposes of the SHA “transfer” means any act of sale and any other act, transaction or agreement, with or without valuable consideration (including, without limitation, sales, exchanges, contributions to corporate capital, creation of any lien, easement, encumbrance, or other similar restrictions or third party rights and enforcement of the same, forced sales and forced assignments granting of any beneficial ownership rights, stock loans and other forms of securities lending, mergers, spin-offs, preliminary contracts, options and deferred performance contracts, and donations) that directly or indirectly, in whole or in part, results in the transfer (even by means of multiple transactions, even by putting the relevant company into liquidation, even by changing the controlling party of the relevant shareholder, even on temporarily and/or on a fiduciary basis) of: (i) the ownership or bare ownership of a shareholding, (ii) the voting rights relating to a shareholding or (iii) any in rem right in or relating to a shareholding. The terms “to transfer”, “transferred”, “transferor” and “transferee” will be construed accordingly.
14. Lock Up	The Seller shall not transfer its equity interests in the Company from the Closing Date until the completion of the Third Closing (the “Lock-Up Period”), except for the “Permitted transfers” as detailed in the following Section 15. The Lock-Up shall cease to apply in case the Third Closing Period is extended after 31 March 2025 without the prior written consent of the Seller.
15. Permitted transfers and permitted transferees

The Parties may freely transfer their equity interests in the Company to any of its respective Affiliates, with a 1-week notice.

Should, at any time, a permitted transferee cease to be a permitted transferee, the relevant transferring quota holder and such transferee shall (a) notify this circumstance to the other quota holder(s) and to the Company’s BoD; and (b) carry out any activities necessary to re-transfer the quota previously transferred to such transferee to the relevant transferring quota holder, being it understood that until the said re-transfer is completed the rights attached to the transferred quota will be irrevocably waived.

16. Pre-emption right	Upon expiry of the Lock-up Period and without prejudice to the drag-along right and tag-along right, if the minority shareholder wishes to transfer all or part of his quota to a third party, he must first offer it for sale to the majority shareholder. The transfer of all or part of the quota is subject to the majority shareholder’s right of pre-emption.
17. Tag-along	Upon expiry of the Lock-up Period and without prejudice to the pre-emption right, if one or more shareholders enter into an agreement with a third party for the transfer of a quota representing at least 50% of the share capital of the Company, the other shareholders shall have the right to transfer their quota to the third party purchaser in proportion to the quota being transferred by the transferring shareholders, at the same price and on the same terms as offered to them by the third party.

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18. Drag-along	Upon expiry of the Lock-up Period, if the majority shareholder reaches an agreement with a third party for the transfer of a quota representing in aggregate at least 50% of the share capital of the Company, the majority shareholder shall have the right to require the other shareholders to transfer to the third party the entire quota held by each of them at the same price and under the same conditions, provided that the equity value offered by the third parties is at least EUR 35,000,000 for the entire share capital of the Company. To this end, upon completion of the Third Closing, the minority shareholder shall grant to the majority shareholder an irrevocable power of attorney in notarial form in respect of the sale of its quota, which shall guarantee the proper exercise of the drag-along right.
Governing law and Arbitration
19. Governing law	Italian law
20. Arbitration	All disputes arising out of, related to, or in connection with, the SHA shall be settled by arbitration under the Rules of the Chamber of Arbitration of Milan by three arbitrators appointed in accordance with said rules, which are deemed to be incorporated by reference into this clause. The place of arbitration will be Milan.

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Annex 9.2.1(b)(ii)

Statutory Auditor’s Resignation Letter

Spett.le	To

S.S. Juve Stabia S.r.l. Via Cosenza C/O Stadio R. Menti 283 80053 – Castellammare di Stabia (NA), Italia Alla c.a. del socio unico	S.S. Juve Stabia S.r.l. Via Cosenza C/O Stadio R. Menti 283 80053 – Castellammare di Stabia (NA), Italy To the kind attention of the sole shareholder

A mani	By hands

[luogo], [data]	[place], [date]

Oggetto: dimissioni dalla carica di sindaco unico	Re: resignation from the office of sole statutory auditor

Egregi Signori,	Dear Sirs,

la sottoscritta Veronica Di Martino, codice fiscale DMRVNC77R58D286B, con la presente rassegna irrevocabilmente e incondizionatamente le proprie dimissioni dalla carica di sindaco unico (la “Carica”) della società S.S. Juve Stabia S.r.l., con sede in Via Cosenza C/O Stadio R. Menti 283, 80053 Castellammare di Stabia (NA), codice fiscale, partita IVA e numero di iscrizione presso il Registro delle Imprese di Napoli 04246411211 (la “Società”), con efficacia dalla data di nomina del nuovo collegio sindacale della Società (la “Data di Efficacia”).	I, the undersigned Veronica Di Martino, tax code DMRVNC77R58D286B, hereby irrevocably and unconditionally resign from my office as sole statutory auditor (the “Office”) of the company S.S. Juve Stabia S.r.l., with registered office in Via Cosenza C/O Stadio R. Menti 283, 80053 Castellammare di Stabia (NA) tax code, VAT number and registration number with the Companies’ Register of La Spezia 04246411211 (the “Company”), effective as of the date of appointment of the new board of statutory auditors of the Company (the “Effective Date”).

Il sottoscritto dichiara altresì di non aver nulla a pretendere nei confronti della Società a qualsiasi titolo, e per qualsiasi ragione o causa, dipendente o connessa alla Carica, ivi incluso per la sua cessazione, e/o a qualsiasi ulteriore rapporto con la Società.	I hereby also declare that I have no claims or requests against the Company for any reason or cause whatsoever arising out of, or in connection with, the Office, including for its termination, and/or any other relationship with the Company.

Il sottoscritto dichiara inoltre di rinunciare irrevocabilmente e incondizionatamente, sin da ora a, ogni possibile pretesa, azione o diritto, da qualunque titolo motivato, nei confronti della Società derivante dalla, connessa alla o dipendente dalla Carica, fatto salvo il diritto a percepire gli emolumenti maturati e i rimborsi delle spese sostenute fino alla Data di Efficacia in relazione alla Carica – così come risultanti dalle relative deliberazioni adottate dagli organi sociali della Società – e non ancora da me percepiti; detti emolumenti e spese non eccedenti Euro [•].	I hereby further agree and covenant to irrevocably and unconditionally waive, as of now, any potential claim, action or right, arising from any title whatsoever, against the Company arising out, in connection with or as a result of the Office, without prejudice to the right to receive the accrued fees and refund of any out of-pocket expenses related to the Office until the Effective Date – as resulting from the relevant resolutions adopted by the Company’s corporate bodies – and not yet paid to me; all such amounts and expenses not exceeding Euro [•].

Le presenti dimissioni sono state redatte in lingua inglese e italiana. In caso di conflitto, la versione inglese prevarrà.	This resignation letter has been drafted both in the English and in the Italian language. In case of conflict, the English version shall prevail.

Cordiali saluti,	Best regards,

Veronica Di Martino	Veronica Di Martino

Annex 11.1

Representations and Warranties of the Seller

1.	Definitions

1.1	For the purposes of this Annex, capitalized terms shall have the meanings ascribed to them under Section 1.1 of the Agreement, except for the terms listed below which shall have the meanings ascribed to each of them below:

1.1.1	“Anti-Corruption Legislation” means any Law relating to bribery and other cor-rupt practices.

1.1.2	“FIGC Standards” means the provisions of Title VI (‘Controls on the economic financial management of professional companies’) of the Internal Organizational Rules Of The F.I.G.C. (“Norme organizzative interne della F.I.G.C.”).

1.1.3	“Permits” means all licenses, authorizations, permits, certificates approvals, concessions, registrations and similar consents granted or issued by any governmental or regulatory Authority.

1.1.4	“Seller’s Knowledge” means his/her/their actual knowledge of the Seller and the constructive knowledge that would be required of a sole-director of a similar company after due enquiry with managers and employees with relevant knowledge and information of the relevant matters within the Company.

1.1.5	In addition to the above definitions, the following additional definitions are included in the body of the Annex:

“Employees” in Paragraph 3.11.1(a), “Former Employees” in Paragraph 3.11.11, “Government Official” in Paragraph 3.17.2, “Grants” in Paragraph 3.7.5, “Lease Agreements” in Paragraph 3.10.4, “Leased Real Properties” in Paragraph 3.10.2, “Professionals” in Paragraph 3.11.1(b).

2.	General Representations and Warranties of the Seller

2.1	Organization and standing

2.1.1	The Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of Italy.

2.1.2	The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of Italy.

2.1.3	None of the Seller, with regard only to the last 5 fiscal years, and the Company, with regard only to the last 2 fiscal years, has ever:

(a)	been insolvent or subject to any bankruptcy, liquidation, composition with creditors or similar pre-bankruptcy or bankruptcy-like proceedings;

(b)	been in any of the situations described in articles 2482-bis and 2482-ter of the Italian Civil Code (as applicable, mutatis mutandis, pursuant to the applicable Laws); no facts or circumstances exist that could result in any such event occurring.

2.1.4	The Seller is not subject to any court order which could affect or limit the execution, delivery and performance by it of this Agreement.

2.1.5	The Seller acquired ownership of the Quota on the basis of lawful deeds of transfer, without violating the Law or infringing any rights of a third party.

2.2	Authorization

2.2.1	All corporate or other actions and proceedings required to be taken by or on behalf of the Seller to authorize, execute, deliver and perform this Agreement have been duly and properly taken.

2.2.2	This Agreement has been duly and validly executed and delivered by the Seller and constitutes, assuming due authorization, execution and delivery of this Agreement by the Purchaser, the valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms.

2.2.3	Except for the FIGC Clearance, no application to, or filing with, or Permit, registration, declaration or exemption by, any Authority is required to the Seller and the Company in connection with the execution and performance of this Agreement.

2.2.4	The Company has all required powers and authority to conduct the Business and owns, leases, holds and operates the assets and properties relevant to its Business, as presently owned, leased, held and operated.

2.3	No conflict

The execution and delivery of this Agreement, and the consummation of the transactions contemplated herein, will not conflict with, result in a breach of, constitute a default under, or give rise to a right of termination, cancellation or acceleration of, or require any consent or waiver under, the articles of association or the bylaws of the Seller and/or the Company or any agreement or instrument by which the Seller and/or the Company is bound, or violate any Law applicable to them (excluding, for the sake of clarity, the FIGC Clearance).

2.4	Ownership

2.4.1	The Seller has good and marketable title to the Quota, free and clear of any Encumbrance that could be exercised by third parties.

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2.4.2	The Seller has the full right, power and authority to sell, assign, transfer and deliver the First Stake, the Second Stake and the Third Stake in accordance with the terms of this Agreement.

2.4.3	No Person has any option, warrant, right, call, commitment, conversion right, right of exchange or other agreement (written or oral) or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an option, warrant, right, call, commitment, conversion right, right of exchange or other agreement for:

(a)	the purchase from the Seller of any right in the First Stake, the Second Stake or the Third Stake; or

(b)	the purchase, subscription or issuance of any unissued quotas or of any securities of the Company; or

(c)	the voting of any of the First Stake, the Second Stake or the Third Stake of the Company.

3.	Representations and Warranties regarding the Company

3.1	By-laws and Capitalization

3.1.1	The Company is a duly organized limited liability company, validly existing and in good standing under Law.

3.1.2	The Company’s by-laws is that available at the competent Companies’ Register as at the Signing Date. The paid-in share capital of the Company, including the number of issued and outstanding quota of share capital, is as set forth in the by-laws.

3.1.3	The First Stake represents and, as at the First Closing Date, shall represent 10% of the authorized, issued and outstanding share capital. The Second Stake represents and, as at the Second Closing Date, shall represent 8.70% of the authorized, issued and outstanding share capital. The Third Stake represents and, as at the Third Closing Date, shall represent 7.69% of the authorized, issued and outstanding share capital. The Quota, as at the Third Closing Date, shall represent 51.72% of the authorized, issued and outstanding share capital.

3.1.4	There are no options, warrants, conversion or subscription rights, agreements, contracts or commitments of any kind obligating the Company, conditionally or otherwise, to issue or sell any new quota of capital stock, or any instrument convertible into or exchangeable for any quota, or to repurchase or redeem any of its participations.

3.1.5	The Company does not own, directly or indirectly, participation of capital stock or other equity interest in the capital of any Person.

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3.2	Financial Statements

3.2.1	2024 Financial Statements are true, accurate and correct, and have been prepared in accordance with applicable Law and with the Accounting Principles applied consistently with past practice, such past practice always being fully compliant with such Accounting Principles.

3.2.2	The Reference Financial Statements are prepared in compliance with the Accounting Principles, give a true, accurate and correct view of the assets and liabilities of the Company as at the Reference Date, and of the revenues, expenses and results of operations of the Company as of the Reference Date.

3.3	No Undisclosed Liabilities

On each Closing Date, the Company will not have any liabilities (including any potential or contingent liability) other than: (i) those reflected in the 2024 Financial Statements and the Reference Financial Statements and not yet discharged; or (ii) those incurred after the Reference Date as a result of the Ordinary Course of Business or consistently with the applicable provisions of this Agreement.

3.4	Absence of Material Changes

3.4.1	From the Reference Date to the Signing Date, the Business has been properly conducted in the ordinary course and in a manner consistent with past practice (which for the purposes of this Agreement, means, in case of the Company, during the current and the two immediately preceding football seasons, taking into account that the Club has been promoted from Serie C to Serie B at the end of 2023/2024 football season) without entering into any agreement, or incurring any obligation, liability or indebtedness which exceeds the limits of the Ordinary Course of Business or which may cause any of the Representations and Warranties of the Seller contained in this Agreement to become untrue or incorrect.

3.4.2	As at the Signing Date the Company has not delayed the payment of any amount payable to the suppliers, financing partners, Tax Authorities, Players’ agents, any Authority and to any other third party in respect with its due date and changed or agreed to change any term of payment in a manner which is not consistent with contractual term.

3.4.3	Without limiting the generality of Paragraph 3.4.1 and subject to the provision of Paragraph 3.4.1, from the Reference Date to the Signing Date, there has not been:

(a)	any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties of the Company;

(b)	any significant proceedings started against the Company or by any of them;

(c)	any cancellation or termination of any Contract or other instrument material to the business of the Company;

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(d)	any failure by the Company to fulfil any material obligation when and as it has become due;

(e)	any resignation or termination of Employees whose roles are critical to the Company or the Club;

(f)	any violations of Laws that could materially and adversely affect the management of the Company or the Club;

(g)	any material changes to or breaches of the terms of existing financing agreements or obligations; or

(h)	any Material Adverse Effect or other extraordinary circumstance materially impacting the operations or financial condition of the Company or the Club.

3.5	Title to the Club

3.5.1	The Company has all necessary powers and authority to conduct business and owns, leases, holds and manages the assets and properties relevant to its business, as currently owned, leased, held and managed.

3.5.2	The Company owns or possesses sufficient rights of use and enjoyment with respect to, the assets, rights, privileges, franchises and properties (tangible and intangible) used and necessary in the operation of the Club as a going concern and necessary for the conduct of its Business as operated and conducted during the two immediately preceding football seasons.

3.5.3	None of the assets owned by the Company necessary for the conduct or operation of the Business is subject to any Encumbrance.

3.5.4	The title to, or rightful possession of, the assets of the Company will not be affected by the transactions contemplated by the Agreement.

3.6	Other Financial Representations

3.6.1	All tangible assets (real and personal) owned or utilized by the Company necessary for the conduct or operation of the Business are in good operating condition and repair (except for ordinary wear and tear that does not materially interfere with the use thereof in the conduct of the normal operations of the Company).

3.6.2	All trading accounts and notes receivable of the Company reflected in the Reference Financial Statements and as further issued until the Third Closing Date:

(a)	arose from sale transactions made in the Ordinary Course of Business, are payable on ordinary trade terms;

(b)	are contractual obligations of the respective debtors enforceable in accordance with their terms;

(c)	are not subject to any valid set-off or counterclaim;

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(d)	are current and collectible (esigibili) on the due date relevant to each of them and in accordance with their terms at their aggregate amounts, as such amounts are reflected, in accordance with the Accounting Principles, as consistently applied, in the balance sheet included in the Reference Financial Statements (for the accounts receivable issued until the Reference Date (included)) or in the relevant company’s accounting books as at the Third Closing Date (for the accounts receivable issued from the Reference Date (excluded) to the Third Closing Date; and

(e)	are not the subject of any Proceeding brought by or on behalf of or against the Company.

3.6.3	All the corporate books and records of the Company (including its accounting books and records) are and have been kept in compliance with applicable Law and accurately reflect, in accordance with such Law and with the Accounting Principles, all transactions required to be recorded therein.

3.6.4	The Company has not factored, discounted, or otherwise transferred any of its receivables to any third party, and all such receivables are held exclusively by the Company, free from any Encumbrance or third-party claim.

3.7	Indebtedness

3.7.1	The Company has no outstanding loan, bank or non-bank guarantees, factoring agreements, derivative agreement, overdraft and facility arrangements, banking discount agreements, off-balance sheet financing arrangements, contingent liabilities, borrowings or indebtedness, or any other debts vis-à-vis any Person (including the Seller and financial entities), other than those indicated in the Reference Financial Statements. As at the Signing Date, no event has occurred which constitutes an event of default under any such agreement relating to the borrowing or indebtedness or which would lead to such borrowings or indebtedness becoming payable prior to its stated maturity.

3.7.2	The Company is not in default or breach, and no existing or unremedied cancellation event, prepayment event, review event or similar event exists, under any loan, credit and other debt financing agreements or similar arrangements or facilities and no debt thereunder has become due and payable before its normal or originally stated maturity by virtue of the default of the Company.

3.7.3	The transactions contemplated by this Agreement do not and will not result in, or give rise to, any default or breach, cancellation event, prepayment event, review event, or similar event contemplated in Paragraph 3.7.2.

3.7.4	The Company has not assumed or guaranteed or is obligated to assume or guarantee any debt of any Person or issued, posted or provided deposits, letters of credit, bonds, guarantees or similar items made, with or to any Person securing performance of any commitment or undertaking by or any obligation of the Company.

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3.7.5	Except as disclosed in the 2024 Financial Statements, the Company has not been granted by any governmental or public entity with public financing, aid, grant or funding of any kind (“Grants”).

3.7.6	As at the Third Closing Date and without prejudice to the FGIC Standards, no Grants remain outstanding, and the Company has not received any requests for the revocation or repayment of Grants and there are no circumstances that could give rise to any such revocation or repayment obligation.

3.7.7	The Company is not subject to any covenants, restrictions, or other conditions under any financial agreement that could reasonably be expected to impede its ability to operate its Business in the Ordinary Course of Business, or to consummate the transactions contemplated by this Agreement.

3.8	Taxes

3.8.1	The Company:

(a)	is in compliance with respect to all Tax Laws and regulations, including timely payment of all Taxes due, except as indicated in the Reference Financial Statements.

(b)	has filed accurate and complete Tax returns and any other report, notice, or documentation with the competent Tax Authorities in accordance with the applicable Law and by the required due date; such returns and reports reflect accurately all liabilities for Taxes of the Company for the periods covered thereby, including any required disclosure of off-balance sheet obligations;

(c)	has not received any assessment, injunction, request for payment or other communication from any Tax authority, nor are there claims or proceedings before any judicial or administrative authority or court; and

(d)	except as disclosed in the 2024 Financial Statements, has withheld all Taxes required to have been withheld by, or with respect to the operations of, the Company in connection with amounts paid to any Employee, independent contractor, creditor, stockholder, or other third party, and such withheld Taxes have either been duly and timely paid to the proper Authority or properly set aside in accounts for such purpose.

3.8.2	All Taxes (including penalties and interest) payable or due by the Company have been duly and timely paid or adequately disclosed and fully provided for in the 2024 Financial Statements and in the Reference Financial Statements.

3.8.3	To the Seller’s Knowledge, no previous circumstances exist on the basis of which Tax assessments in relation to the Company can be validly founded or demands for payment can be validly made against the Company or Tax Proceedings can be commenced validly in relation to the same in any relevant jurisdiction relating to any taxable event occurred or originated prior to the Third Closing Date.

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3.9	Intellectual Property Rights

3.9.1	The Company is properly registered as the sole and exclusive owner, or as the sole, exclusive and legitimate applicant or registrant, of the Intellectual Property Rights with any competent Authority, office, or organization. All the records regarding the Intellectual Property Rights are up-to-date and in good standing.

3.9.2	All Taxes, fees and expenses payable to any relevant registry in respect of the Intellectual Property Rights have been timely paid in full and the Intellectual Property Rights are valid, effective and enforceable and are not subject to any third-party rights, or other ground which might affect their validity or enforceability (such as, without limitation, non-use).

3.9.3	None of the Intellectual Property Rights is subject to any Encumbrance. The Intellectual Property Rights and their use do not infringe upon, constitute a misappropriation of, or otherwise violate any third parties’ intellectual property rights or other third party rights under any aspect and in whatsoever manner.

3.9.4	There are no claims, demands, or disputes of any nature by any Person, nor are there any judicial or other proceedings, pending or threatened, which relate to any Intellectual Property Rights. The Seller and the Company do not know of any facts or circumstances that could reasonably give rise to any such claim or proceeding.

3.9.5	To the Seller’s Knowledge, the Company has not been subject to any material counterfeiting activities relating to any of the Intellectual Property Rights which would require that proceedings be filed or actions be taken by the Company against Persons carrying out such counterfeiting activities.

3.9.6	As at the Third Closing Date, neither the Seller nor any third parties own, directly or indirectly, under any form or title, any intellectual property rights or other right otherwise necessary or useful for the conduct and the operation of the Business, as currently conducted and operated or which might hinder, impede, prevent or prohibit the conduct and the operation of the Business, as currently conducted and operated.

3.10	Real estate properties

3.10.1	The Company does not own any real estate properties.

3.10.2	The Company, in order to conduct the Business, uses (through lease agreements or similar agreements) certain leased real properties, among which the Stadium, “Centro Sportivo Leone” and the training facilities used by the so-called “prima squadra” (“Leased Real Properties”).

3.10.3	The Leased Real Properties constituted all the real properties used in the Business and are structurally sound, in good operating condition and repair (save for ordinary wear and tear), are adequate for their use in the Business and do not need extraordinary maintenance, repair, and/or other capital expenditures/investments.

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3.10.4	The Leased Real Properties are leased on the basis of lease agreements or concessions agreements, as the case may be (“Lease Agreements”), compliant with applicable Laws. All Lease Agreements are and will be, as at the Third Closing Date, valid, binding, in full force and effect and fully enforceable in accordance with their terms. All Lease Agreements shall continue unimpaired after the Third Closing Date without (i) the consent of the other party or parties thereto being required (unless such consent has been obtained); and (ii) the payment of any penalty or change of any material terms.

3.10.5	The rights of the Company under all Lease Agreements are and will be owned and possessed free and clear of all Encumbrances. The Company enjoys free and undisturbed possession of the respective Leased Real Properties and such possession has not been challenged by any third parties and/or the relevant counterparties.

3.10.6	The Leased Real Properties are usable and fit-for-use (agibile), have in full force valid energy certifications and fire prevention certifications (or self-certifications, where applicable) and all other material Permits required by the applicable Law and by the competent Authority for their use, and comply with all such Permits.

3.10.7	There are no restrictions on the use of the Leased Real Properties in connection with the Business as presently conducted by the Company or any other matter which prevents or impairs the use of the Leased Real Properties for the purpose now used.

3.10.8	No party to a Lease Agreement is in breach or default thereunder and there are no disputes advanced, or notices of default, withdrawal or termination.

3.10.9	All payments and other obligations under the agreements relating to the Leased Real Properties have been timely and punctually discharged.

3.10.10	No party has given notice of change of terms, termination or cancellation of any Lease Agreement or, at the Seller’s Knowledge, that it intends to terminate, change the terms or cancel any such agreement as a result of the Transaction.

3.10.11	The Company has not made any renovation or alteration of the Leased Real Properties except as permitted under the relevant Lease Agreements, applicable Law, and relevant regulatory requirements. All necessary consents or approvals from the relevant landlords or Authority have been obtained.

3.10.12	As at the Third Closing Date there are no outstanding works or maintenance obligations to be carried out on the Leased Real Properties including those required by any municipality, fire department, sanitation, health or safety Authorities or other entities or autonomously decided by the Seller in anticipation of any such request from any Authority or third party. There are no matters under discussion (including without limitation overdue payments or defaults by the Seller or the contractor(s)) relating to any such work orders or construction contracts or obligations.

3.10.13	All works modifications, alterations, additions, refurbishments, maintenances or other interventions made on the Leased Real Properties have been built/carried out on the basis of, and in accordance with, the applicable building permits and in compliance with all applicable constraints and the applicable Laws and regulations. All urban development fees and construction costs related to these building permits have been fully paid, and the related obligations have been properly fulfilled.

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3.10.14	The Company does not have availability of and has not undertaken any commitment and/or entered into any agreement for the acquisition, lease, bailment, etc., of any real estate property other than the Leased Real Properties.

3.11	Employees. Professionals

3.11.1	The Company has certain legal and contractual relationship with:

(a)	no. 41 employees employed by the Company (“Employees”),

(b)	no. 2 individuals contracted by the Company to perform professional services and who are not otherwise Employees (e.g., directors, business introducers, external asset managers, relationship manager, self-employees, including the socalled “collaborazioni coordinate e continuative” and agents) (“Professionals”).

A Schedule showing, by reference to appropriate categories, the cost of each Employee and each Professional and details of the payroll number, compensation, bonuses and/or retrocessions paid to the Employees and the Professionals will be provided according to the timing, terms and conditions set out in this Agreement and updated as at the Third Closing Date to include any changes.

3.11.2	No individual other than the Employees recorded in the appropriate books and records is entitled to validly claim the existence of an employment relationship with the Company.

3.11.3	Neither any Employee hired for a fixed term nor any Professional is entitled to validly claim the existence of an open term employment relationship with the Company.

3.11.4	The relationship of the Employees with the Company is governed by the provisions of the applicable collective bargaining agreements. Except as for these bargaining agreements, the Company is not legally bound by any other collective bargaining agreement (including works agreements and company practices) or labour union contract applicable to the Employees and no collective bargaining agreement, collective agreement or labour union contract is being negotiated by the Company that would be applicable to the Employees.

3.11.5	All the Employees are employed by the Company with contracts in compliance with applicable Law, individual and collective bargaining agreements and consistently with their duties as defined in the applicable individual or collective bargaining agreements. All relationships with the Employees are and have been consistently conducted in compliance with Law.

3.11.6	There are no understandings, arrangements or agreements, whether written or oral, regulating the relationships between the Employees and the Company other than as provided by applicable Law, their respective individual employment agreements and the collective bargaining agreements referred to in Paragraph 3.11.4.

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3.11.7	All Employees are regularly recorded in the appropriate books and records of the Company together with the aggregate compensation payable to each of them, all in accordance with applicable Law.

3.11.8	The economic treatment and qualification of the Employees are properly and correctly reflected in the payrolls of the Company and there are no other forms of compensation or other particular treatments agreed in addition to or beyond those indicated in such payrolls.

3.11.9	Except as set forth in the applicable collective bargaining agreements, there are no pension, retirement, deferred compensation, bonus, golden parachute, profit-sharing, insurance, entitlements in connection with change of control events (including the consummation of the Transaction) severance or similar plans, agreements, arrangements, whether written or oral, for the benefit of any of the Employees, Professionals or Former Employees.

3.11.10	With respect to any remuneration or rights which have accrued but which are not yet payable, sufficient provisions to cover the relative payments has been set aside (including but not limited to bonuses, welfare premiums and the severance indemnity). Therefore, all holiday pay, bonuses, commissions, and other employee benefit payments are reflected and have been accrued in the relevant books and records of the Company.

3.11.11	The Company has made all necessary filings and taken all actions required to be made or taken, under applicable social security, labour and welfare Laws, with respect to each of the Employees and each of the employees of the Company whose employment agreement has ceased before the date hereof for any reason whatsoever (“Former Employees”). All tax withholdings, severance indemnity (Trattamento di fine rapporto), social security and welfare charges due under applicable Laws and applicable bargaining agreements in respect of the Employees, the Professionals and the Former Employees have been fully paid at the due date. The Employees, the Professionals and the Former Employees have been duly remunerated for all services performed over the course of their relationship with the Company, in full compliance with the applicable provisions of their agreements, the applicable collective labour agreements and applicable Law and therefore no outstanding amount is currently due by the Company to their Employees and the Former Employees or any title or reason whatsoever. With respect to any amount accrued but not yet payable to the Employees and the Former Employees as at the Reference Date, the relevant liabilities have been fully recorded in and reserved for the Reference Financial Statements in accordance with the provisions of applicable Law and with the Accounting Principles, consistently applied.

3.11.12	To the Seller’s Knowledge, none of the Employee, Professionals or Former Employee has any pending action or claim or has any founded reason to bring any action or claim against the Company in relation to his or her employment. The Company is not involved in any dispute with any union, works council or any other body representing the Employees.

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3.11.13	No collective dismissal procedures nor any social plans are pending or planned, nor are there any reorganization or restructuring plans in place that may have an impact on the Company’s employment relationship or collaboration with Employees and Professionals.

3.11.14	To the Seller’s Knowledge, the Company has not received any notice by any Employees, Professionals and/or Players noticing his/her intention to withdraw from the relevant relationship and no event giving rise to termination of the relevant relationships has occurred.

3.11.15	To the Seller’s Knowledge, all service, outsourcing, labour supply, or similar agreements entered into and performed between the Company and the independent contractors are, and their actual performance has been, compliant with the applicable Laws and statutory limitations, so that the independent contractors (nor the employees of the independent contractors) are not entitled to claim successfully the existence of an employment relationship with the Company. Furthermore, the employees and independent contractors of service providers, suppliers, service sub-providers and sub-suppliers, have been regularly paid in accordance with the Laws and the applicable national collective bargaining agreements and all social security and welfare charges due under the Laws and regulations in respect of these employees have been correctly and regularly paid. The employees hired by the contractors of the Company and by their sub-contractors have no pending disputes or claims for payment of salary differences or payment of contributions, premiums and withholding Taxes, or for the establishment of a direct employment relationship with the Company. No situation exists which could give rise to such disputes or claims.

3.11.16	There are no staff-leasing personnel or temporary workers made available by recruiting agencies (“contratti di somministrazione di lavoro a tempo indeterminato e determinato”) currently in place. The Company has always been and is currently compliant with any provision regulating the “contratti di somministrazione a tempo indeterminato e determinato” (including with reference to the tresholds/percentage limits set forth by the Law and the applicable collective bargaining agreements).

3.11.17	None of the Employee, Former Employee, Professional or any other Person rendering services in any manner whatsoever to the Company is entitled to be paid any amount by the Company as a result of the consummation of the transactions set forth in this Agreement, except for financial and legal advisors appointed by the Seller, also in the interest of the Company, for assistance during the negotiation and execution of the Agreement, the fees of which will remain at the expense of the Company up to a maximum of Euro 150.000.

3.12	Litigation

3.12.1	The Company is not party to any pending in-court and/or out-of-court litigation, arbitration or other dispute resolution process (including, without limitation, before the, sports justice (giustizia sportiva)), nor has any litigation, arbitration or resolution process, been threatened by or against the Company.

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3.12.2	The Seller is not aware of any facts which are likely to give rise to any Proceedings (including, without limitation, before the sports justice (giustizia sportiva)) with reference to the Company.

3.12.3	The liabilities for the pending or threatened claims, litigations, Proceedings, audits or investigations involving the Company have been fully recorded in and reserved for in the 2024 Financial Statements and the Company’s accounting books, in accordance with the provisions of applicable Law and with the Accounting Principles.

3.13	No Related Parties Transactions

3.13.1	The Company has no obligations of payment or obligations either to perform in favor of, or obligation to guarantee the obligations of, the Seller or Persons who are Related Parties of the Seller, under any agreement (including shareholders’ loan agreement) in place with such Persons; nor do any circumstances or facts exist that would give rise to such obligations on the part of any Group Company, without prejudice to Paragraph 3.11.17.

3.13.2	None of the Seller, director or any Related Party of any of the foregoing is a party to any agreement, either oral or written, to which the Company is also a party, or has an interest in any contract, property or asset owned by, used in, or pertaining to, the business of the Company.

3.14	Material Agreements

3.14.1	All Material Agreements are valid, binding, in full force and effect and fully enforceable in accordance with their terms. All Material Agreements have been properly performed and no party to a Material Agreement is in breach or default thereunder and have not received any notice of alleged default. No other party to a Material Agreement has given the Seller and/or the Company notice of termination thereunder or, notice to the effect that it intends to terminate in the foreseeable future its normal business with the Company. The rights of the Company under all Material Agreements are owned and possessed free and clear of any Encumbrances, other than those reflected in the relevant contractual documents.

3.14.2	All rights of the Company under all Material Agreements will continue unimpaired on and after the Third Closing Date, subject to the relevant terms and conditions, without (i) the consent of the other party or parties thereto being required (unless such consent has been obtained) and (ii) the payment of any penalty or change of any terms.

3.14.3	To the Seller’s Knowledge, all the unperformed (in total and in part) agreements by which the Company is bound have been entered into upon the terms and conditions consistent with regular commercial practice and the market trends at the relevant time; they are accurately and duly recorded; they have been entered into in accordance with the principles of correct and prudent management; they are valid, binding, in full force and effect and fully enforceable in accordance with their terms, and there are no events or circumstances by which a material default is caused by the Company or by other parties in relation to the obligations arising from such agreements nor have there been any notices either challenging or inviting to perform said agreements that have been notified to the Company.

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3.14.4	There is no outstanding obligation or liability to be discharged by the Company under any settlement agreement pursuant to which a pending or threatened (in writing) litigation or claim has been settled or anyhow waived.

3.14.5	With reference to the Players’ Contracts, except as set forth in the applicable collective bargaining agreements there are no bonus or similar plans, agreements, arrangements, whether written or oral related to the performance of the Club and/or the Player, pension, retirement, deferred compensation.

3.14.6	Since the Reference Date, the Company has not purchased, transferred, lent or borrowed, or engaged in any other transaction involving, any Player or any coach of the socalled “prima squadra” nor agreed, committed or otherwise become obligated, conditionally or otherwise, to do any of the foregoing.

3.14.7	No Player has been purchased, transferred, lent or borrowed, nor any written commitment has been undertaken in respect of any such purchase, transfer, lease or borrow, by the Company other than pursuant to agreements which have been deposited with the LNPB and FIGC (or the competent foreign sportive authority) in accordance with the applicable Law. There are no ongoing or anticipated discussions, negotiations, or commitments for any such transactions that would create an additional liability or obligation for the Company.

3.14.8	There are no agreements between the Players and the Company other than the Players’ Contracts, which have been deposited with the LNPB and FIGC (or the competent foreign sportive authority) in accordance with the applicable Law. The Players’ Contracts represent the entirety of the financial and non-financial obligations between the Company and the Players and Players’ agents. The Company has not entered into any side agreements, oral agreements, or unofficial arrangements with any Players or Players’ agents regarding compensation, bonuses, incentives, or performance-related payments outside of the terms documented in the Players’ Contracts. There are no undisclosed obligations or potential claims relating to the Players’ Contracts that could affect the Company’s financial position or operations.

3.14.9	The Company has not carried out nor undertaken to carry out or contribute to any material renovation or material alteration of the Stadium except as required by the terms of the Stadium Contract and subject to the relevant authorization of the owner of the Stadium or/and any public authority involved.

3.15	Compliance with Law: Permits

3.15.1	Without prejudice to the FIGC Standards, the Company has always been, and conducted the Business, in compliance materially with applicable Laws.

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3.15.2	Without prejudice to the FIGC Standards, the Company has not received any written notice or other communication from any Authority regarding any actual or alleged material failure to comply with any applicable Law.

3.15.3	The Company is in possession of all the Permits (i) for the conduct of the Club as now being conducted, including, for the avoidance of doubt, the National License for the Club, as well as (ii) for the use, maintenance and operation of all its respective assets and Leased Real Properties. Without prejudice to the FIGC Standards, neither the Seller nor the Company have received any notice, or have otherwise knowledge, of any condition or event which might cause, or give rise to, or of any threatened revocation, termination or invalidity of the Permits.

3.15.4	The Company is not subject to, and are not in a situation to be subject to, any infringement procedures by any Authority including, but not limited to, FIFA, FIGC and/or CO.VI.SO.C. and/or LNPB.

3.15.5	The Company is, and at all times has been, in compliance with all decisions of any Authority to which it may be subject.

3.15.6	The Company has made notification or is registered as required under applicable data protection Laws in respect of personal data collected, used, disclosed and/or otherwise processed by it. The Company has not received any notice (including any enforcement or monetary penalty notice), letter or other communication or complaint from any data protection authority or any other Person alleging breach by them of the data protection Laws or claiming a right to compensation under the data protection Laws, or have been subject to inspection, audit, enforcement actions (including any fines or sanctions), in each case in connection with a breach or alleged breach of the data protection Laws.

3.16	Compliance with Other Instruments

3.16.1	The Company is not in default under or violating:

(a)	any provisions of its certificate of incorporation or by-laws;

(b)	any Material Agreements or other instrument to which it is a party or by which it is bound or to which any of their material assets is subject; or

(c)	any judgement, order, injunction, award or decree applicable to it.

3.17	Anti-Corruption

3.17.1	The Seller has not taken any action in respect of this Agreement that would implicate the Purchaser in a violation, of any Anti-Corruption Legislation.

3.17.2	The Seller is neither a governmental entity nor an instrumentality of a government. None of the Seller’s officers, directors, or agents is currently a government official, as defined in any applicable Anti-Corruption Legislation (“Government Official”).

3.17.3	No Government Official has any legal or beneficial interest in this Agreement or the transactions contemplated herein between the Purchaser and the Seller.

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3.17.4	Neither the Seller or its Affiliates nor any of their employees, officers, directors, or agents has made, promised to make, or caused to be made, in connection with this Agreement, any payments:

(a)	to or for the use or benefit of any Government Official; or

(b)	to any other Person either for an advance or reimbursement, if it knows or has reason to know that any part of such payment will be directly or indirectly given or paid by such other Person, or will reimburse such other Person for payments previously made, to any Government Official; or

(c)	to any other Person, to obtain or keep business or to secure some other improper advantage, in each case and solely to the extent that any payment under (a) and (b) above would violate applicable Anti-Corruption Legislation.

3.18	Insurance Policies

3.18.1	The Company maintains insurance policies adequate and appropriate to the Business.

3.18.2	All insurance policies are valid and in full force and effect and will so remain following the Closing pursuant to their terms and conditions. All premiums payable under such policies have been timely paid and no claims are outstanding against the insurers. To the Seller’s Knowledge after due enquiry, there are no events or circumstances which may, directly or indirectly, cause the suspension or the termination of the insurance policies, or would lead to the insurers avoiding any liability under them or the premiums being increased. All such insurance policies may be terminated by the Company on an annual basis at no cost.

3.18.3	Neither the insurance coverage provided by the insurance policies will terminate or lapse, nor will the insurance premium payable by the Company under these policies increase unreasonably and in contrast to practice, by reason, or as a consequence, of the transactions contemplated by this Agreement.

3.19	No additional costs and expenses

The Purchaser and the Company will not bear costs or expenses, or assume new obligations as a result of, or in connection with, any action and transaction to be taken or carried out by the Seller between the date of this Agreement and the Third Closing Date in accordance with this Agreement, without prejudice to Paragraph 3.11.17.

3.20	Accuracy of Information

3.20.1	The Purchaser has not been kept unaware of any facts, events and circumstances or documents that in any way relate to, directly or indirectly, the Company which may: (i) cause the Representations and Warranties of the Seller contained herein to be materially inaccurate, untrue or incorrect; (ii) have an adverse effect on the value of the Company; or (iii) deter a reasonable investor from entering into this Agreement.

3.20.2	All data and information contained in this Agreement, its Annexes or provided to the Purchaser regarding the Seller and/or the Company are accurate, true and correct.

3.21	No Brokers

The Seller has not incurred any liability for any brokerage, finder’s or similar fees or commissions in connection with the transactions contemplated hereby, the payment of which could be validly claimed from the Purchaser and/or the Company, , without prejudice to Paragraph 3.11.17

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* * *

If you agree with the foregoing, please reproduce the entire content of this SPA Amendment (with its Annex) in a new letter, which should be returned to us duly signed in sign of your full and unconditional acceptance.

Yours faithfully,

Brera Holdings PLC

/s/ Daniel Joseph McClory
Daniel Joseph Mc Clory
Executive Chairman and authorized signatory

Document attached

Annex 1 – Restated SPA

Signatory	Verification Outcome
LANGELLA ANDREA
Electronic Signature N°1	CAdES-BASIC Profile

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